EXHIBIT 10.1





                            STOCK PURCHASE AGREEMENT

                           DATED AS OF OCTOBER 1, 1997

                                     BETWEEN

                KNIGHT-RIDDER BUSINESS INFORMATION SERVICES, INC.

                                       AND

                                  M.A.I.D. PLC



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                            STOCK PURCHASE AGREEMENT



          STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of October 1, 1997, between Knight-Ridder Business Information Services, Inc., a Delaware corporation ("Seller"), and M.A.I.D plc, a public company incorporated under the laws of England and Wales ("Buyer").

          Buyer desires to purchase all of the outstanding shares of common stock of Knight-Ridder Information, Inc., a California corporation ("KRII") and all of the outstanding shares of Knight-Ridder Information A.G., a Swiss corporation ("KRIAG") (collectively, the "Companies"), and Seller desires to sell such shares to Buyer on the terms and conditions hereinafter set forth.

          The definitions of certain defined terms used herein are set forth in Exhibit A hereto.

          Accordingly, in consideration of the premises and of the respective covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                    ARTICLE 1

                           PURCHASE AND SALE OF SHARES

          1.1 PURCHASE AND SALE. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell to Buyer, without recourse, representation or warranty except as otherwise expressly provided herein and in the Disclosure Letter, any Ancillary Instrument and the exhibits hereto and thereto, and Buyer shall purchase from Seller, all of the outstanding shares of common stock, par value $.05 per share, of KRII ("Common Stock") and all of the outstanding shares, par value SFr. 1,000 per share, of KRIAG ("KRIAG Shares") (such shares of Common Stock and KRIAG Shares being hereinafter collectively referred to as the "Shares") for a purchase price of $420,000,000 (the "Base Purchase Price"), subject to adjustment as provided in Section 1.4 (as adjusted, the "Purchase Price").

          1.2 CLOSING. Unless the parties hereto shall agree in writing upon a different location, time or date, the closing of the sale and purchase of the Shares (the "Closing") shall take place at the offices of Theodore Goddard, 150 Aldersgate Street, London EC1A 4EJ at 10:00 A.M. on (i) November 14, 1997 or
(ii) if the conditions required to be satisfied or waived pursuant to Articles 5 and 6 hereof (other than those requiring the delivery of a certificate or other document, or the taking of other action, at the Closing by Buyer or Seller) have not been satisfied or waived on such date, then on such later date which is designated by Seller and reasonably satisfactory to Buyer and is not less than three nor more than ten business days after

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                                                                               2

the satisfaction or waiver of the last of the conditions required to be satisfied or waived pursuant to Articles 5 and 6 hereof (other than those requiring the delivery of a certificate or other document, or the taking of other action, at the Closing by Buyer or Seller). If on any date set for the Closing pursuant to the prior sentence or pursuant to this sentence the Closing is not consummated because all of such conditions to the obligations of the parties hereto have not been satisfied or waived, then Seller shall specify a new date for the Closing in accordance with such prior sentence. The term "Closing Date" means the date and time at which the Closing occurs.

          1.3 DELIVERIES AT THE CLOSING. Subject to the conditions set forth in this Agreement, at the Closing:

               (a) Seller shall deliver to Buyer (i) certificates representing all of the Shares accompanied by stock powers duly executed in blank, (ii) instruments evidencing the resignation of each director of each Company and each Company Subsidiary and each officer of each Company and each Company Subsidiary that is also an officer of Seller except that with respect to any Company Subsidiary that is not a Wholly-Owned Company Subsidiary, resignations of directors or officers, as the case may be, will be delivered only as to those directors and officers which Seller has the power to appoint and (iii) all certificates and other instruments and documents which are expressly required pursuant to this Agreement to be delivered by Seller to Buyer at the Closing; and

               (b) Buyer shall (i) accept and purchase the Shares from Seller and pay and deliver to Seller the Initial Purchase Price by wire transfer of immediately available funds to a bank account specified in writing by Seller at least two days prior to the Closing Date and (ii) deliver to Seller all certificates and other instruments and documents which are expressly required pursuant to this Agreement to be delivered by Buyer to Seller at the Closing.

          1.4 CLOSING NET WORKING CAPITAL ADJUSTMENT. (a) At least three business days prior to the Closing Date, Seller shall, or shall cause the Companies to, cause to be prepared and delivered to Buyer a schedule setting forth, in reasonable detail, the Companies' good faith estimate of the Closing Net Working Capital (the "Estimated Closing Net Working Capital") along with a copy of the computations used in connection with such determination of the Estimated Closing Net Working Capital. If the Estimated Closing Net Working Capital is greater than $14,683,100 (the "Base Closing Net Working Capital"), the Base Purchase Price shall be increased by the amount of such excess; provided, however, that at the Closing, Buyer shall not be required to pay to Seller under this sentence an amount in excess of the sum of $15 million plus the amount of cash held by the Companies and the Company Subsidiaries as of the Closing (it being understood and agreed that to the extent Buyer is not required to pay to Seller at Closing any amount pursuant to the immediately preceding proviso, such amount will be paid to Buyer within 90 days of the Closing Date and with no adjustment at the time of payment. If the Estimated Closing Net Working Capital is less than the Base Closing Net Working Capital, the Base Purchase Price shall be decreased by the amount of such deficiency. Estimated Closing Net Working Capital and Final Closing Net Working Capital shall be calculated on a consistent basis and on a basis which is consistent with the calculation of the Base Closing Net Working Capital including without limitation the exceptions to GAAP (as defined in Section 2.5(a)) described in Section 1.4(a) of the Disclosure Letter. Notwithstanding anything to the contrary contained herein except as provided in the immediately preceding sentence, the accounting principles and

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                                                                               3

methodologies used in the audited Financial Statements shall have no bearing to the determination of Closing Net Working Capital.

               (b) As promptly as practicable, but in no event later than 90 days, after the Closing Date, Buyer shall prepare and deliver to Seller a schedule ("Buyer's Closing Schedule") setting forth in reasonable detail Buyer's calculation of Closing Net Working Capital. Buyer's Closing Schedule shall also set forth, and explain, in reasonable detail any differences between Buyer's calculation of Closing Net Working Capital and the Estimated Closing Net Working Capital. Any computations and workpapers used in the preparation of Buyer's Closing Schedule shall also be provided to Seller at such time. If Buyer employs a firm of independent accountants in connection with the preparation of Buyer's Closing Schedule, Buyer shall cause such independent accountants to deliver to Seller any computations and workpapers used in the preparation of Buyer's Closing Schedule. In addition, Buyer shall make available to Seller the appropriate personnel involved in the preparation of Buyer's Closing Schedule. Seller will notify Buyer in writing ("Seller's Dispute Notice") within 30 days after receiving Buyer's Closing Schedule if Seller disagrees with Buyer's calculation of the Closing Net Working Capital as set forth in Buyer's Closing Schedule, which notice shall set forth in reasonable detail the basis for such disagreement, the dollar amounts involved and Seller's calculation of the Closing Net Working Capital. Buyer will give Seller and its representatives access during the normal business hours of Buyer and the Companies to the personnel, books and records of the Companies and the Company Subsidiaries to assist Seller in the preparation of Seller's Dispute Notice. If no Seller's Dispute Notice is received by Buyer within such 30-day period, Buyer's calculation of the Closing Net Working Capital as set forth in Buyer's Closing Schedule shall be final and binding upon the parties hereto.

               (c) Upon receipt by Buyer of Seller's Dispute Notice, Seller and Buyer shall negotiate in good faith to resolve any disagreement with respect to Closing Net Working Capital set forth in Seller's Dispute Notice. To the extent Buyer and Seller are unable to agree with respect to Closing Net Working Capital within 30 days after receipt by Buyer of Seller's Dispute Notice, Buyer and Seller shall promptly submit their dispute to Arthur Andersen LLP or such other mutually acceptable internationally recognized accounting firm with no material relationship to Buyer or Seller for a binding resolution. Closing Net Working Capital as agreed upon by Seller and Buyer, as deemed agreed upon pursuant to the last sentence of Section 1.4(b) or as determined by such accounting firm, in accordance herewith, shall be termed the "Final Closing Net Working Capital." The fees and expenses of such accounting firm shall be paid one-half by Seller and one-half by Buyer. If all items constituting the Final Closing Net Working Capital have been agreed upon by Seller and Buyer or determined by such accounting firm but Seller still believes that the amount of the reserve for Taxes (other than Income Taxes) (the "Other Tax Reserve") utilized in such determination is greater than it should be, then Seller shall nevertheless be deemed to have agreed to such determination of Final Closing Net Working Capital, but shall have the following rights, if timely exercised. If within 3 business days after the determination of the Final Closing Net Working Capital, Seller notifies Buyer in writing of its continued disagreement with respect to the amount of the Other Tax Reserve and informs Buyer of the amount (which shall be determined by using methodologies and taking positions consistent with those used and taken in determining the amount of the reserve for Taxes included on the Balance Sheet (as defined in Section 2.5(a)) that Seller deems to be the appropriate Other

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                                                                               4

Tax Reserve (such amount being referred to as the "Seller's Other Tax Reserve"), then for purposes of Final Closing Net Working Capital, Seller's Other Tax Reserve rather than the Other Tax Reserve shall be utilized. In such event, Seller shall indemnify Buyer for Losses relating to matters covered by the Other Tax Reserve pursuant to Section 7.2, but without regard to any deductible for any Basket Amount contemplated by Section 7.2, until the amount of such dollar-for-dollar indemnity actually paid to Buyer equals the amount by which the Other Tax Reserve exceeds Seller's Other Tax Reserve.

               (d) If the Final Closing Net Working Capital exceeds the Estimated Closing Net Working Capital, Buyer shall pay to Seller the amount of such excess, or if the Estimated Closing Net Working Capital exceeds the Final Closing Net Working Capital, Seller shall pay to Buyer the amount of such excess, in either case, within five business days after the Final Closing Net Working Capital becomes final and binding on the parties hereto by wire transfer of immediately available funds to a bank account designated by Seller or Buyer, as the case may be, to the other party.

               (e) Buyer agrees that, from the Closing through the date on which the Final Closing Net Working Capital becomes final and binding, it will not, and will cause the Companies not to, take any actions with respect to any accounting books, records, policies or procedures, including collection of accounts receivable and settlement of current liabilities, on which the Closing Net Working Capital is to be based that are inconsistent with the past practices of the Companies with respect to such accounting books, records, policies or procedure as reflected in the March 31 Balance Sheet (as defined in Section 2.5(a)).


                                    ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Subject to Sections 7.1, 7.2(g) and 10.1, Seller represents and warrants to Buyer as follows:

          2.1 SELLER; THE COMPANIES; ORGANIZATION AND GOOD STANDING; SUBSIDIARIES. (a) Seller is a Delaware corporation validly existing as a corporation in good standing under the laws of the State of Delaware. KRII is a California corporation duly incorporated and validly existing as a corporation in good standing under the laws of the State of California and has the corporate power to carry on its business as now being conducted. KRIAG is a corporation duly incorporated and validly existing under the laws of Switzerland and has the corporate power to carry on its business as now being conducted. KRII is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where qualification as a foreign corporation is required, except for such failures to be qualified and in good standing, if any, that when taken together with all other such failures of KRII would not in the aggregate have a Material Adverse Effect. Seller has previously delivered to Buyer complete and correct copies of the articles of incorporation and by-laws (or comparable organizational or governing instruments with different names) of each Company, CARL Corporation, Infomart/Dialog Ltd. and KMK DigiTex Company Ltd. as presently in effect.

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                                                                               5

               (b) Set forth in Part A of Section 2.1(b) of the Disclosure Letter is a true and complete list of all Company Subsidiaries stating, with respect to each Company Subsidiary, its jurisdiction of incorporation, type of entity and equity ownership. KRIAG has no Subsidiaries. Each of the Company Subsidiaries is duly incorporated or, if a partnership, duly organized, validly existing and (with regard to Domestic Subsidiaries (as defined in Section 2.12(a))) in good standing under the laws of the jurisdiction of its incorporation and has the corporate or partnership, as the case may be, power to carry on its business as now being conducted. Each of the Company Subsidiaries which is a Domestic Subsidiary is duly qualified to do business (with regard to jurisdictions within the United States) and is in good standing in each jurisdiction where qualification as a foreign corporation is required, except for such failures to be qualified and in good standing, if any, that when taken together with all other such failures of the Domestic Subsidiaries would not in the aggregate have a Material Adverse Effect. All of the outstanding shares of capital stock of the Company Subsidiaries which are corporations have been validly authorized and issued, are fully paid and nonassessable and have not been issued in violation of any preemptive rights or of any federal or state securities law and, except as set forth in Part A of Section 2.1(b) of the Disclosure Letter, are owned by KRII of record and beneficially free and clear of any Lien other than Permitted Liens. As of the date of this Agreement, except as set forth in Part B of Section 2.1(b) of the Disclosure Letter, neither Company owns, directly or indirectly, any ownership, equity, profits or voting interest in any corporation, partnership, joint venture, association, trust or any other unincorporated organization or entity and has no agreement or commitment to purchase any such interest.

          2.2 CAPITALIZATION. The authorized capital stock of KRII and KRIAG consists of 1,000,000 shares of Common Stock and 100 KRIAG Shares, respectively, of which 7,375 shares and 100 shares, respectively, are issued and outstanding and constitute the Shares, and no shares are held in the treasury of either Company. There are no shares of Common Stock or KRIAG Shares reserved for issuance. Seller owns all the issued and outstanding shares of Common Stock and KRIAG Shares. The Shares have been validly authorized and issued, are fully paid and nonassessable and have not been issued in violation of any preemptive rights or, in the case of the Common Stock, in violation of any federal or state securities law. Other than as contemplated hereby or as set forth in Part B of
Section 2.1(b) of the Disclosure Letter, there is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any shares of capital stock or other equity interest of either Company or any Company Subsidiary or any securities convertible into, or other rights to acquire, any shares of capital stock or other equity interest of either Company or any Company Subsidiary, (ii) relates to the voting or control of such capital stock, equity interest, securities or rights or (iii) obligates either Company or any Company Subsidiary to grant, offer or enter into any of the foregoing.

          2.3 AUTHORITY. Seller has the corporate power and corporate authority to execute and deliver this Agreement and the Release, to perform its obligations hereunder and thereunder and to consummate the transactions provided for hereby and thereby, and all corporate action of Seller necessary for the making and performance of this Agreement and the Release by Seller has been duly taken. The execution, delivery and performance by Seller of this Agreement and the Release do not and will not (i)(A) contravene any provisions of the articles

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of incorporation or by-laws (or comparable organizational or governing instruments with different names) of Seller or either Company or the charter or by-laws (or comparable organizational or governing instruments with different names) of any Company Subsidiary, (B) except as required or otherwise contemplated hereby and except as set forth in Section 2.3 of the Disclosure Letter, with or without the giving of notice or the passage of time or both, result in any breach by Seller, either Company or any Company Subsidiary of, or default or permitted or required acceleration of performance by Seller, either Company or any Company Subsidiary under, or the creation of any Lien upon any of their respective assets, or the creation in favor of any third party of any right of termination of, any mortgage, indenture, contract, agreement or other instrument to which Seller, either Company or any Company Subsidiary is a party or (C) assuming that the Governmental Actions/Filings referred to in this
Section 2.3 below or in Section 2.3 of the Disclosure Letter are obtained or made, result in any violation by Seller, either Company or any Company Subsidiary of any law, rule or regulation applicable to it, except, with respect to sub-clauses (B) and (C), for such violations, breaches or defaults as would not in the aggregate have a Material Adverse Effect, (ii) result in any violation by Seller, either Company or any Company Subsidiary of any judgment, injunction or decree of, or any license or permit issued by, any court or governmental authority applicable to it or (iii) assuming that the notices referred to in Section 2.3 of the Disclosure Letter are made, require any consent or approval of, notice to or filing, registration or qualification with, any governmental authority (a "Governmental Action/Filing") to be made or obtained by Seller, either Company or any Company Subsidiary except (A) in connection or compliance with the United States Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (B) in connection with compliance with the competition laws of any jurisdiction other than the United States and any rules and regulations promulgated thereunder, including, without limitation, the competition laws of the United Kingdom, (C) in connection with compliance with any applicable non-U.S. laws on exchange control or foreign investments, (D) any federal, state or local Tax filings, (E) any Governmental Actions/Filings that may be required to be made as a result of (x) the specific regulatory status of Buyer or any of its Affiliates, (y) any other facts that relate to the business or activities in which Buyer or any of its Affiliates is engaged or (z) without limitation of sub-clause (x) or (y), any other facts that relate to the business or activities in which Buyer or any of its Affiliates proposes (other than, insofar as United States Governmental Actions/Filings are concerned, by acquiring ownership of the Companies and the Company Subsidiaries, by reference to the Companies' and the Company Subsidiaries' activities as presently conducted or proposed to be conducted) to be engaged, (F) any Pension Benefit Guaranty Corporation ("PBGC") "Notice of Reportable Event" required under
Section 4043(c) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (G) any other Governmental Actions/Filings, the failures of which to make or obtain would not in the aggregate have a Material Adverse Effect. This Agreement has been and, at the Closing, the Release will be duly executed and delivered by Seller. This Agreement constitutes and, at the Closing, the Release will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms except that such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

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          2.4 OWNERSHIP OF SHARES; TITLE; MINORITY INTERESTS. Seller is the sole record and beneficial owner of the Shares. Seller has, and shall transfer to Buyer at the Closing, good title to the Shares free and clear of any and all Liens except as created by this Agreement and except for restrictions imposed by federal and state security laws. KRII owns 1,380,282 shares of Series E Convertible Preferred Stock of Teltech Resource Network Corporation, 108,353 shares of Series A Preferred Stock of Market Intelligence Research Corporation (doing business as Frost & Sullivan) and 900,000 shares of Common Stock of Individual Inc. in each case free and clear of all Liens except (i) as created by this Agreement, (ii) for restrictions imposed by federal and state securities laws and (iii) for Liens imposed pursuant to any of the shareholder, stock purchase and other instruments and agreements entered into by KRII in connection with the acquisition of such shares, copies of any such material instruments and agreements have been delivered or made available to counsel to Buyer.

          2.5 FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. (a) Seller has delivered to Buyer the unaudited pro forma combined balance sheet as at March 31, 1997 of KRII and its Subsidiaries and KRIAG (the March 31, 1997 balance sheet being the "March 31 Balance Sheet") and the audited pro forma combined balance sheet of KRII and its Subsidiaries and KRIAG as at each of December 31, 1995 and 1996 and June 30, 1997 (the June 30, 1997 balance sheet including the notes thereto being the "Balance Sheet") and the audited pro forma combined income statement of KRII and its Subsidiaries and KRIAG for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997 (collectively, the "Financial Statements"), a copy of which is attached hereto as Exhibit B. Section 2.5(a) of the Disclosure Letter sets forth a list of all adjustments to the Companies' and the Company Subsidiaries' 1996 financial statements that were requested by Ernst & Young or made by Ernst & Young with respect to the Companies and the Company Subsidiaries in connection with preparing the 1996 audited consolidated financial statements of Seller's Parent, other than such adjustments which individually are less than $500,000 and all of which such nondisclosed adjustments do not exceed $1,000,000. The Financial Statements are, in all material respects, in accordance with the books and records regularly maintained with respect to the Companies and the Company Subsidiaries (except as set forth in Section 1.4(a) of the Disclosure Letter) and present fairly, in all material respects, the financial position of the Companies and the Company Subsidiaries as at December 31, 1995 and 1996, March 31, 1997 and June 30, 1997 and the results of operations of the Companies and the Company Subsidiaries for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997 in conformity with United States generally accepted accounting principles consistently applied ("GAAP"), except with respect to the March 31 Balance Sheet only, (i) that the Financial Statements do not contain the disclosures required in notes to financial statements and (ii) as set forth in Section 1.4(a) of the Disclosure Letter.

               (b) Except as set forth in Section 2.5(b) of the Disclosure Letter (with respect to the March 31 Balance Sheet and, as to Item 2 in Section 2.5(b) of the Disclosure Letter, with respect to the Balance Sheet) or as reflected, reserved against or otherwise disclosed in the March 31 Balance Sheet or the Balance Sheet, neither of the Companies nor any Company Subsidiary had, at March 31, 1997 or June 30, 1997, any liabilities or obligations that would have been required to be reflected in the March 31 Balance Sheet or the Balance Sheet respectively by the Companies or the Company Subsidiaries in accordance with GAAP.

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          2.6 BUSINESS SINCE JUNE 30, 1997. Except as disclosed in Section 2.6 of the Disclosure Letter and except as required by or permitted under this Agreement, since June 30, 1997 (i) the business of the Companies and the Company Subsidiaries taken as a whole have been conducted in the ordinary course with such exceptions as have not had a Material Adverse Effect and (ii) neither the financial condition nor the business of the Companies and the Company Subsidiaries taken as a whole has materially adversely changed and, to Seller's knowledge, no event has occurred that is reasonably likely to result in Material Adverse Effect, (iii) there has not been any damage to or destruction or loss of any asset or property of any of the Companies or Company Subsidiaries, whether or not covered by insurance, which has had a Material Adverse Effect, (iv) to the date of this Agreement, neither of the Companies nor any Company Subsidiary has terminated or received notice of termination of any data or content supply contract, reseller contract or customer contract involving a total commitment by either Company or any Company Subsidiary of payment in excess of $1,000,000 during 1996 or generation of revenue in excess of $1,000,000 during 1996, (v) neither of the Companies nor any Company Subsidiary has sold, leased, licensed or otherwise disposed of any asset or property of such company or mortgaged, pledged or imposed any Lien on any material asset or property of such company other than in the ordinary course of business, and other than Permitted Liens,
(vi) there has been no material change in any of the accounting methods used by any Company or Company Subsidiary, (vii) neither of the Companies nor any Company Subsidiary has made any loan or advance to any other Person nor incurred or guaranteed any indebtedness for borrowed money other than advances or loans made to employees in the ordinary course of business and loans or endorsements made for collection in the ordinary course of business, (viii) there has been no agreement, whether oral or written by any Company or Company Subsidiary to do any of the foregoing matters referred to in clauses (v), (vi) or (vii), and (ix) neither of the Companies nor any Company Subsidiary has taken any action not in the ordinary course of business which has affected Closing Net Working Capital. For purposes of this Section 2.6, no change shall be considered to be "materially adverse" if such change is primarily the result of (A) circumstances that are not likely to recur and have been substantially remedied, (B) matters that are generally consistent with the historical experience of the Companies and the Company Subsidiaries, (C) changes in general economic, regulatory or political conditions, (D) this Agreement or the transactions contemplated hereby or the announcement thereof, or (E) any distribution in cash permitted by the last sentence of Section 4.6(a) hereof or as disclosed in Section 4.6 of the Disclosure Letter.

          2.7 COMPLIANCE WITH LAW; LITIGATION; INJUNCTIONS. Neither any Company nor the Company Subsidiaries has been or is in violation in any respect of any law, rule, permit, principle of common law, regulation, order, judgment or decree applicable to it, except (i) as set forth in Part A of Section 2.7 of the Disclosure Letter and (ii) for violations the existence of which and cost of remedying would not in the aggregate have a Material Adverse Effect. Except for the matters set forth in Part B of Section 2.7 of the Disclosure Letter, (i) there is no action, suit or other proceeding pending or, to Seller's knowledge, overtly threatened against either Company or any Company Subsidiary, at law or in equity, before any federal, state or municipal, foreign or other government court, administrative agency or arbitrator which is reasonably likely to have a Material Adverse Effect, (ii) neither of the Companies nor any Company Subsidiary is a party to, or subject to or bound by, any order, injunction or decree of any court or governmental authority which has or reasonably likely to have a Material Adverse Effect and (iii) to the

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knowledge of Seller, no event has occurred that is reasonably likely to give rise to or serve as a basis for the commencement of any action, suit or other proceeding which has or is reasonably likely to have a Material Adverse Effect.

          2.8 CONTRACTS AND AGREEMENTS; DEFAULTS. Set forth in Part A of Section
2.8 of the Disclosure Letter is a list, as of the date of this Agreement, of (i) all outstanding mortgages, indentures, notes, installment obligations or other contracts or instruments to which either Company or any Company Subsidiary is a party evidencing or providing for any borrowing of money by either Company other than capitalized lease obligations and other than any such indebtedness between Seller's Parent, Seller or any of their respective Subsidiaries (other than the Companies and the Company Subsidiaries), on the one hand, and either Company or any Company Subsidiary, on the other hand, (ii) all outstanding guaranties by either Company or any Company Subsidiary of any obligation of another Person for borrowings, excluding endorsements made for collection in the ordinary course of business, (iii) all outstanding contracts containing non-competition covenants of either Company or any Company Subsidiary, (iv) all outstanding real property leases to which either Company or any Company Subsidiary is a party involving obligations of more than $100,000 per annum, (v) the top 200 customers of the Companies and the Company Subsidiaries during 1996 in terms of revenue generated during 1996, which such customers had contracts with any of the Companies or the Company Subsidiaries during 1996, (vi) each data, content supply, or reseller contract which generated revenues during 1996 for the Companies and the Company Subsidiaries of at least $1,000,000, and (vii) all joint venture agreements to which any Company or any Company Subsidiary is a party, (viii) each other outstanding contract to which either Company or any Company Subsidiary is a party which requires or is likely to require the payment by either Company or any Company Subsidiary, as the case may be, in any 12-month period commencing on the date of this Agreement of an amount, or requires either Company or any Company Subsidiary, as the case may be, to provide in any 12-month period commencing on the date of this Agreement goods or services having a fair market value or aggregate sales price, of more than $500,000, except (A) contracts to provide information or other services or products offered by either Company or any Company Subsidiary, (B) data or content supply contracts, or (C) contracts entered into in the ordinary course of business of either Company or any Company Subsidiary that can be terminated by either Company or any Company Subsidiary, as the case may be, on 90 or fewer days' notice without penalty. Except as set forth in Part B of Section 2.8 of the Disclosure Letter and with such exceptions as would not, in the aggregate, have a Material Adverse Effect, each contract identified or required to be identified in Part A of Section 2.8 of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms except as enforceability may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity). Except as set forth in Part B of Section 2.8 of the Disclosure Letter or for such breaches, defaults or events as have not had and are not reasonably likely to have, in the aggregate, a Material Adverse Effect, (1) neither of the Companies nor any Company Subsidiary nor, to the knowledge of Seller, any other party to any contract to which either Company or any Company Subsidiary is a party is in breach of or default under any such contract and (2) no event has occurred which (after notice or lapse of time or both) would become a breach or default by either Company or any Company Subsidiary, as the case may be, under any such contract.

          2.9 AFFILIATED TRANSACTIONS. Section 2.9 of the Disclosure Letter sets forth a complete and accurate (i) list of all contracts to which Seller's Parent, Seller or any of their respective Subsidiaries (other than the Companies and the Company Subsidiaries) or any of their directors, officers or any entity that is directly or indirectly controlled by any such individual, on the one hand, and either Company or any Company Subsidiary, on the other hand, is a party involving more than $350,000 per annum and (ii) description of all transactions involving more than $350,000 per annum that are not otherwise the subject of the contracts described in clause (i) above between Seller's Parent, Seller or any of their respective Subsidiaries (other than the Companies and the Company Subsidiaries), or any of their directors, officers or any entity that is directly or indirectly controlled by any such individual, on the one hand, and either Company or any Company Subsidiary, on the other hand, in each case that have been entered into, are currently in effect or that have occurred, as the case may be, since December 29, 1995 but excluding in each case any such contracts or transactions (A) with respect to any indebtedness between Seller's Parent, Seller or any of their respective Subsidiaries (other than the Companies and the Company Subsidiaries), on the one hand, and either Company or any Company Subsidiary, on the other hand and (B) with any newspaper owned directly or indirectly by Seller's Parent with respect to purchases of data in the ordinary course.

          2.10 EMPLOYEE BENEFITS. (a) Section 2.10(a) of the Disclosure Letter lists (i) each "employee benefit plan," within the meaning of Section 3(3) of ERISA and (ii) each other retirement, deferred compensation, medical, dental, vision, disability, life insurance, flexible spending account, workers compensation, stock option, stock purchase, severance, vacation pay or incentive or bonus plan, fund, policy or arrangement, in the case of each of clauses (i) and (ii) which is maintained by KRII, a Domestic Subsidiary or any of their Affiliates and which covers current or former employees of KRII and the Domestic Subsidiaries, other than a Foreign Plan (collectively, "Benefit Plans"). Either Seller or KRII has delivered or made available to Buyer a copy of each Benefit Plan or a written summary of any unwritten Benefit Plan and any summary plan description relating to a Benefit Plan and, with respect to each Company Plan, the most recent Internal Revenue Service ("IRS") Form 5500 and, where applicable, the most recent IRS determination letter.

               (b) Except as set forth in Section 2.10(b) of the Disclosure Letter and with such exceptions as would not, in the aggregate, have a Material Adverse Effect, (i) each Company Plan is in substantial compliance with all applicable laws and regulations and has been administered substantially in accordance with its terms; (ii) each Company Plan intended to be tax-qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") has received a favorable determination letter from the IRS as to its tax-qualified status under the Code and, to Seller's knowledge, there are no existing circumstances likely to result in the revocation of any such determination letter; and (iii) to the knowledge of Seller, there are no actions, suits or claims pending (other than routine claims for benefits) with respect to any Company Plan which are likely to result in the imposition of liability on such Company Plan, KRII or any Domestic Subsidiary.

               (c) No Benefit Plan is a "single-employer" plan within the meaning of Section 4001(a)(15) of ERISA (other than the Retirement Plan for Employees of Knight-Ridder, Inc. and certain Subsidiaries) or a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA. Neither KRII nor any Domestic Subsidiary is required to contribute to, or during the five-year period ending on the Closing Date will have been required to contribute to, any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

               (d) KRII or any Domestic Subsidiary has not incurred and, as a result of the transactions contemplated by this Agreement, will not incur any liability to the PBGC under Sections 4062, 4063, 4064 and 4069 of ERISA with respect to any employee benefit plan that is or ever has been subject to Title IV of ERISA or any withdrawal liability (including any secondary or contingent withdrawal liability) under Title IV of ERISA with respect to any plan that is or ever was a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA. With respect to any employee benefit plan that is or ever has been subject to Title IV or ERISA, no "reportable event" (as defined in Section 4043 of ERISA) for which the requirement of notice to the PBGC has not been waived has occurred with respect to any such plan and no such plan which is subject to
Section 302 of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of the ERISA and Section 412 of the Code, respectively), whether or not waived in each case, which could result in liability to KRII or a Domestic Subsidiary. No event has occurred which might give rise to any liability of KRII or any Domestic Subsidiary to the PBGC under Title IV of ERISA or which could reasonably be anticipated to result in any claims being made against KRII or any Domestic Subsidiary by the PBGC in each case, other than liability for PBGC premiums not yet due.

               (e) To Seller's knowledge, as of the date of this Agreement, no audit or investigation of any Company Plan by the IRS, the Department of Labor or the PBGC is pending.

               (f) All contributions to Company Plans that will have been required to be made under such Company Plans (with respect to KRII and the Domestic Subsidiaries) will have been made or accrued as of the Closing Date.

               (g) Section 2.10(g) of the Disclosure Letter lists each material Foreign Plan. Except as set forth in Section 2.10(g) of the Disclosure Letter and with such exceptions as would not, in the aggregate, have a Material Adverse Effect, (i) each Foreign Plan is in substantial compliance with all applicable laws and regulations and has been administered substantially in accordance with its terms, and (ii) all contributions to Foreign Plans that will have been required to have been made under such Foreign Plans (with respect to KRIAG and the Foreign Subsidiaries) will have been made or accrued as of the Closing Date.

          2.11 LABOR. Set forth in Part A of Section 2.11 of the Disclosure Letter is a complete and accurate list of the number of employees of the Companies and the Company Subsidiaries by location as of the date indicated. Seller has delivered or made available to Buyer accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of each of the Companies and the Company Subsidiaries. True and accurate copies of all of the documents listed or required to be listed in Section 2.11 of the Disclosure Letter have been delivered or made available to Buyer. Except as set forth in Part B of
Section 2.11 of the Disclosure Letter, as of the date of this Agreement, (i) neither of the Companies nor any Company Subsidiary has any written contracts of employment, severance and/or repatriation or oral severance or employment arrangement with any of their respective current employees (other than individual employment agreements between KRIAG or a Foreign Subsidiary on the one hand and employees thereof on the other hand which do not require annual base salary payments thereunder in excess of $100,000 or have a term in excess of three years), (ii) no union has been certified as representing any of KRII's or any Domestic Subsidiary's employees and (iii) neither KRII nor any Domestic Subsidiary is a party to any collective bargaining, labor or similar agreements with respect to its respective employees. Neither of the Companies nor any of the Company Subsidiaries has engaged in any unfair labor practice of any nature under the National Labor Relations Act.

          2.12 TAXES. Except as set forth in Section 2.12 of the Disclosure
Letter:

               (a) Seller's Parent is the common parent of the affiliated group ("Seller Parent's Affiliated Group"), as defined in Section 1504(a) of the Code, of which KRII and the Company Subsidiaries that are organized under the laws of the United States of America or any jurisdiction therein (such Company Subsidiaries being referred to herein as the "Domestic Subsidiaries" and all other Company Subsidiaries being referred to herein as the "Foreign Subsidiaries") and treated as corporations for U.S. Federal Income Tax purposes (the "Corporate Domestic Subsidiaries") are members. KRII and the Corporate Domestic Subsidiaries have been included in consolidated federal Income Tax Returns filed by Seller's Parent for all taxable years for which the statute of limitations has not expired.

               (b) The Companies, the Company Subsidiaries and any consolidated, combined or unitary group of which either Company or any Company Subsidiary is or was a member have timely filed all material returns and reports with respect to Taxes ("Tax Returns") which are required to be filed, and all Taxes shown to be due on such Tax Returns have been timely paid. On June 30, 1997, the Companies and the Company Subsidiaries had no liability for Taxes (other than Income Taxes imposed upon either Company or any Wholly-Owned Company Subsidiary) that would have been required to be reflected in the Balance Sheet in accordance with GAAP, except to the extent that such Taxes are reflected, reserved against or otherwise disclosed in the Balance Sheet or will be paid prior to the Closing or reflected in the calculation of Closing Net Working Capital. Neither of the Companies nor any Company Subsidiary has in effect, as of the date of this Agreement, any waiver or extension of any statute of limitations with respect to Taxes.

               (c) No property of either Company or any Company Subsidiary is subject to a tax benefit transfer lease subject to the provisions of former
Section 168(f)(8) of the Internal Revenue Code of 1954.

               (d) Seller is not a foreign person subject to withholding under
Section 1445 of the Code and the regulations promulgated thereunder, and, at the Closing, Seller shall deliver to Buyer a certificate to that effect.

               (e) There is no agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or former independent contractor of either Company or any Company Subsidiary that could give rise to the payment of any amount that could not be deductible pursuant to
Section 280G of the Code as a result of the sale of the Shares pursuant to this Agreement.

               (f) For purposes of this Agreement, "Taxes" shall mean all taxes, including, without limitation, all net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes and customs duties of any kind whatsoever, together with any interest, penalties and additions to tax or additional amounts relating thereto, imposed by any governmental authority (domestic or foreign).

          2.13 LICENSES. With such exceptions as are set forth in Section 2.13 of the Disclosure Letter or as are not likely to have, in the aggregate, a Material Adverse Effect, (i) all licenses, permits, registrations or authorizations of any governmental department or agency that are presently required for the operation of the business conducted by the Companies and the Company Subsidiaries taken as a whole, as presently conducted, have been duly obtained and are in full force and effect and (ii) there is no action pending or, to Seller's knowledge, overtly threatened against either Company or any Company Subsidiary to terminate the rights of either Company or any Company Subsidiary under any of such licenses, permits, registrations or authorizations.

          2.14 PROPERTY. Part A of Section 2.14 of the Disclosure Letter contains descriptions of all land and other interests in real property (including options or other contracts to acquire such interests but excluding leaseholds, fixtures and improvements) owned as of the date of this Agreement by either Company or any Company Subsidiary, together with a list of all improvements owned by either Company or any Company Subsidiary as of March 31, 1997 on such land having a depreciated book value greater than $100,000 as of March 31, 1997. Part B of Section 2.14 of the Disclosure Letter contains a list of all items of machinery, equipment, computers, vehicles and furniture (other than fixtures and improvements) that were owned or leased by either Company or any Company Subsidiary as of June 30, 1997, in each case having a depreciated book value greater than $100,000 as of June 30, 1997 (collectively, the "Machinery and Equipment"). The Companies and the Company Subsidiaries have good title to each item of the Machinery and Equipment (other than items of the Machinery and Equipment consumed or disposed of in the ordinary course of business since June 30, 1997), free and clear of all Liens except Permitted Liens and Liens described in Part C of Section 2.14 of the Disclosure Letter. Since June 30, 1997, neither Company nor any Company Subsidiary has transferred any property to Seller, Seller's Parent or any of their respective Subsidiaries (other than the Companies and the Company Subsidiaries) except for transfers of cash, intercompany debt and securities of the companies listed in Part D of
Section 2.14 of the Disclosure Letter.

          2.15 CONDITION OF ASSETS. Except as set forth in Section 2.15 of the Disclosure Letter, the Machinery and Equipment is in all material respects in working condition, reasonable wear and tear and loss due to normal operations excepted.

          2.16 INTELLECTUAL PROPERTY. (a) To Seller's knowledge, the Companies and the Company Subsidiaries own, free and clear of all Liens other than Permitted Liens, or have the right to use all Intellectual Property and all Technology used or held for use in the conduct of the business of the Companies and the Company Subsidiaries taken as a whole, as presently conducted, without any conflict with the rights of others, in each case with such exceptions as are not likely to have, in the aggregate, a Material Adverse Effect and subject to limitations contained in any applicable license agreement; PROVIDED, that no representation or warranty is made as to the extent to which ownership of any particular Intellectual Property or Technology includes the exclusive right to use such Intellectual Property or Technology. The Companies and the Company Subsidiaries have taken all reasonable measures and reasonable precautions necessary to protect the confidentiality and value of the Intellectual Property and Technology. The term "Intellectual Property" shall mean all trademarks, trade names, service marks, service names, logos, patents, copyrights, including any moral right to the extent legally recognized in the applicable jurisdiction, registrations and applications therefor and licenses or other rights in respect thereof. The term "Technology" shall mean all trade secrets, proprietary information, software, software tools, computer programs including object code and available source code data and translations relating thereto (including all current and historical data bases), research records, test information, market surveys, marketing know-how, inventions, know-how, processes and procedures and all design and code documentation, methodologies, processes, design information, formulas, engineering specifications, technical data, testing procedures, drawings and techniques and other proprietary information and material of any kind.

               (b) Section 2.16(b) of the Disclosure Letter lists all Intellectual Property owned by either of the Companies or any Company Subsidiary which has been duly registered and filed in the United States Patent and Trademark Office ("PTO") and/or the Library of Congress, the states of the United States or the corresponding offices of other jurisdictions and the registrations with respect to such trademarks, trade names, copyrights and patents are in full force and effect.

               (c) With such exceptions as are not likely to have, in the aggregate, a Material Adverse Effect, since January 1, 1995, neither of the Companies nor any Company Subsidiary has received any notice from any Person challenging the right of either Company or any Company Subsidiary to use any Intellectual Property or Technology owned or used by or licensed to either Company or any Company Subsidiary. With such exceptions as are not likely to have, in the aggregate, a Material Adverse Effect, neither of the Companies nor any Company Subsidiary has made any claim that any Person has violated or infringed its respective rights with respect to any Intellectual Property or Technology owned or used by or licensed to either Company or any Company Subsidiary and, except as set forth in Section 2.16(c) of the Disclosure Letter, there is no basis for the making of any such claim.

          2.17 BANK ACCOUNTS. Section 2.17 of the Disclosure Letter correctly sets forth, as of the date of this Agreement, a list of all banks in which either Company or any Company Subsidiary has an account or safety deposit box and the names of all individuals authorized to draw thereon or have access thereto. Following the Closing, no officers of Seller or Seller's Parent that are individuals authorized to draw on such accounts or have access to such safety deposit boxes will draw on such accounts or access such safety deposit boxes.

          2.18 BROKERS. Except for Goldman, Sachs & Co., the fees of whom will be the sole responsibility of Seller, neither of the Companies nor Seller nor any of their respective directors, officers, employees or Affiliates has employed any broker or finder or has incurred or will incur any broker's, finder's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

          2.19 ENVIRONMENTAL MATTERS.

               (a) To Seller's knowledge, neither of the Companies have, nor has any Company Subsidiary, used, stored, disposed of or arranged for the use, storage or disposal of any Hazardous Substances, other than in compliance with applicable laws, at any real property owned or leased by the Companies or any Company Subsidiary;

               (b) Neither of the Companies have, nor has any Company Subsidiary, received any written notice or request for information with respect to, nor has either Company or any Company Subsidiary been designated a potentially responsible party for remedial action or response costs in connection with, any facility under the United States federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) or comparable state statutes;

               (c) There are no pending claims against either Company or any Company Subsidiary for investigatory costs, cleanup, removal, remedial or response costs, or natural resource damages, arising out of any release of Hazardous Substances at any real property owned or leased by either Company or any Company Subsidiary.

          2.20 INTERCOMPANY DEBT. As of the Closing, all intercompany debt owed by any Company or Company Subsidiary to Seller's Parent or its Subsidiaries, other than the Companies and Company Subsidiaries (including the $303,898,700 set forth in the March 31 Balance Sheet), without any adjustment to the Final Closing Net Working Capital, and any receivable amount owed by Seller's Parent or its Subsidiaries, other than the Companies and Company Subsidiaries, to the Companies or the Company Subsidiaries will have been contributed to capital or cancelled, except to the extent that any such debt has been incurred in the ordinary course of business and is included in the determination of Final Closing Net Working Capital.


                                    ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Subject to Sections 7.1, 7.2(g) and 10.1, Buyer hereby represents and warrants to Seller as follows:

          3.1 INCORPORATION OF BUYER. Buyer is a public company validly existing as a corporation in good standing under the laws of England and Wales.

          3.2 AUTHORITY, BINDING EFFECT. Subject to receipt of the shareholder's approval contemplated in Section 4.9, Buyer has the corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions provided for hereby, and all corporate action of Buyer necessary for the making and performance of this Agreement by Buyer has been duly taken. The execution, delivery and performance by Buyer of this Agreement do not and will not (i)(A) subject to obtaining the requisite shareholder approval referred to in Section 4.9, contravene any provisions of the Memorandum or Articles of Association of Buyer, (B) with or without the giving of notice or the passage of time or both, result in any breach by Buyer of, or default or permitted or required acceleration of performance by Buyer under, or the creation of any Lien upon any of Buyer's assets, or the creation in favor of any third party of any right of termination of, any mortgage, indenture, contract, agreement or other instrument to which Buyer is a party or
(C) assuming that the Governmental Actions/Filings referred to in this Section
3.2 below are obtained or made, result in any violation by Buyer of any law, rule or regulation applicable to Buyer, except, with respect to sub-clauses (B) and (C), for such violations, breaches or defaults as would not in the aggregate
(x) result in the imposition of any liability on Seller, (y) prevent Buyer from consummating its purchase of the Shares as contemplated by this Agreement or impair Buyer's ability to perform its obligations hereunder or (z) have a material adverse effect on Buyer's financial condition (clause (x), (y) or (z), a "Buyer Adverse Effect"), (ii) result in any violation by Buyer of any judgment, injunction or decree of, or any license or permit issued by, any court or governmental authority applicable to Buyer or (iii) require any Governmental Action/Filing to be made or obtained by Buyer except (A) in connection or in compliance with the HSR Act, (B) any federal, state or local Tax filings, (C) in connection with compliance with the competition laws of any jurisdiction other than the United States and any rules and regulations promulgated thereunder, including, without limitation, the competition laws of the United Kingdom, (D) in connection with compliance with the rules of the London Stock Exchange and the NASDAQ National Market and (E) any other Governmental Actions/Filings the failure to make or obtain would not in the aggregate have a Buyer Adverse Effect. Buyer is not a party to, nor subject to or bound by, any judgment, injunction or decree of any court or governmental authority which may prevent Buyer from consummating its purchase of the Shares as contemplated by this Agreement. This Agreement has been duly executed and delivered by Buyer. This Agreement constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except that such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

          3.3 ACQUISITION OF SHARES FOR INVESTMENT. Buyer is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Shares. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of
(i) without registration under the United States Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act and (ii) except in accordance with any applicable provisions of state securities laws.

          3.4 BROKERS. Except for Hoare Govett, ABN Amro, Chase Manhattan, Close Brothers Corporate Finance Limited and NM Rothschild & Sons Limited, the fees of whom will be the sole responsibility of Buyer, neither Buyer, nor any director, officer, employee or Affiliate thereof, has employed any broker or finder or has incurred or will incur any broker's, finder's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

          3.5 BUYER FINANCING. If Buyer has delivered all of the financing agreements and/or commitments referred to in Section 8.1(v), Buyer will have sufficient funds at the Closing to enable it to pay the Initial Purchase Price and to perform its obligations hereunder upon closing of the transactions contemplated thereby.


                                    ARTICLE 4

                                    COVENANTS

          4.1 ACCESS; CONFIDENTIALITY. (a) At the reasonable request of Buyer, and upon reasonable advance notice, Seller shall from time to time prior to the Closing give or cause to be given to the officers, employees, accountants, counsel and other authorized representatives of Buyer (collectively, "Buyer's Representatives") (i) full access during normal business hours to any and all premises, properties, files, books, records, documents and other information of the Companies and the Company Subsidiaries and (ii) all such other information in Seller's possession otherwise exclusively concerning the assets of the Companies and the Company Subsidiaries as Buyer may reasonably request, in each case to the extent that Seller may do so without violating confidentiality undertakings of Seller or any of its Affiliates. Buyer shall conduct its investigation in a manner designed to avoid any unreasonable interference with the operations of Seller, either Company or the Company Subsidiaries.

               (b) The provisions of the confidentiality agreement, dated May 12, 1997, between Buyer and Goldman, Sachs & Co., on behalf of Seller's Parent (the "Confidentiality Agreement"), shall survive the execution of this Agreement and shall apply with respect to all information made available to Buyer's Representatives pursuant to this Section 4.1.

          4.2 NOTICE OF PROCEEDINGS; AGREEMENT TO DEFEND. (a) Each party to this Agreement will notify the other promptly in writing upon (i) such party's becoming aware of any order, judgment or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereby or any complaint or overtly threatened complaint seeking such an order, judgment or decree or (ii) such party's receiving any notice from any governmental authority of its intention (A) to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of this Agreement or the transactions contemplated hereby or (B) to nullify or render ineffective this Agreement or such transactions if consummated.

               (b) In the event any Person brings a suit or claim, or commences an action, investigation or other proceeding, which challenges the validity or legality of this Agreement or the transactions contemplated by this Agreement or any instrument or document contemplated hereby, the parties hereto agree to consult and to cooperate with each other and use all reasonable efforts to defend against such suit, claim, action, investigation or other proceeding and, in the event an injunction or other order is issued in connection with any of the foregoing, to use all reasonable efforts to have such injunction lifted or such order set aside so that the transactions contemplated by this Agreement and the instruments and documents contemplated hereby may proceed.

          4.3 CONSUMMATION OF AGREEMENT. Subject to the provisions of Section
8.1 of this Agreement, each party hereto shall use all reasonable efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and to cause the transactions contemplated by this Agreement to be fully carried out. Without limiting the foregoing, Buyer shall use all reasonable efforts to satisfy the condition set forth in Section 6.1J hereunder.

          4.4 CONSENTS AND FILINGS. Each of the parties hereto shall (and shall cause its Affiliates to) use all reasonable efforts to obtain or make, as the case may be, as soon as possible, all Governmental Actions/Filings as may be required to be obtained or made, as the case may be, by it (and/or any of its Affiliates) in order to enable such party (and/or any of its Affiliates) to perform its obligations under this Agreement.

          4.5 ANNOUNCEMENTS. Neither party hereto will (and each such party will cause its Affiliates not to) issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of the other party, except as and to the extent that such party or any of its Affiliates determines in good faith that it is so obligated by law or stock exchange rules, in which case such party shall give notice to the other party in advance of such party's or its Affiliate's intent to make such announcement or issue such press release and the parties hereto shall use all reasonable efforts to cause a mutually agreeable release or announcement to be issued.

          4.6 CONDUCT OF BUSINESS OF THE COMPANIES PRIOR TO THE CLOSING. (a) Except as permitted or required by this Agreement or as set forth in Section 4.6 of the Disclosure Letter, during the period from the date of this Agreement to the Closing, Seller shall cause the business of the Companies and the Company Subsidiaries to be conducted only in the ordinary course. Nothing contained in this Agreement shall be deemed to limit in any way (A) Seller's ability to cause the Companies to make distributions in cash to Seller, (B) KRII's ability to cause any Company Subsidiary to make distributions in cash, securities, partnership interests and combinations thereof to KRII at any time prior to the Closing, (C) Seller's ability to take or to cause either Company to take any action with respect to any intercompany receivable or intercompany payable and no such distribution or action shall constitute or be deemed to be a breach of any provision hereof or (D) Seller's ability to cause KRIAG to be converted into a Swiss GmbH prior to the Closing.

               (b) Seller shall ensure that the Companies and the Company Subsidiaries will not, during the period from the date of this Agreement to the Closing, except as set forth in Section 4.6 of the Disclosure Letter or as permitted or required by this Agreement, without the prior written consent of Buyer (which shall not be unreasonably withheld or delayed):

               (1) sell, lease, transfer, or agree to sell, lease or transfer, any properties or assets, except in the ordinary course of business, without replacement thereof with a substantially equivalent asset of substantially equivalent kind, condition and value;

               (2) except in the ordinary course of business or as may be required by applicable law, enter into any contract of employment involving annual compensation in excess of $100,000 or collective bargaining agreement (other than contracts terminable by either of the Companies or any Company Subsidiary without penalty immediately following the Closing) with any employee or employees of either Company or any Company Subsidiary;

               (3) except in the ordinary course of business, as may be required by, or as a result of, applicable law or in order to replace or repair similar assets, make, or enter into any contract directly committing either Company or any Company Subsidiary to make, any single capital expenditure in excess of $100,000;

               (4) except as may be required by, or as a result of, applicable law or as generally consistent with past practices, grant or agree to grant any material increase in the rates of salaries, compensation or other employment benefits of any class of employees of either Company or any Company Subsidiary;

               (5) incur or guarantee any indebtedness for borrowed money (other than endorsements made for collection in the ordinary course of business), in each case except for indebtedness for money borrowed from Seller or any Affiliate of Seller; or

               (6) Make any material change in any accounting policy.

          4.7 GUARANTEED OBLIGATIONS. Buyer and KRII shall use their reasonable best efforts to obtain the release of Seller's Parent from its obligations under the Lease dated November 26, 1993 among Land Securities PLC, D-S Marketing Limited and Seller's Parent (the "London Lease").

          4.8 TRANSFER OF INTERESTS. Prior to Closing, Seller shall cause Ridder Publications, Inc. to transfer its 50% general partnership interest in The UnCover Company to KRII.

          4.9 BUYER'S SHAREHOLDERS' MEETING. Buyer shall take all action necessary, in accordance with applicable law and its Memorandum and Articles of Association, to hold within forty-three days of the date of this Agreement an extraordinary general meeting ("EGM") of the holders of the ordinary shares, to vote upon this Agreement and the transactions contemplated hereby, and shall include in a proxy circular (the "Circular") the recommendation of its Board of Directors that the holders of the ordinary shares vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. Buyer shall use its reasonable best efforts to solicit from such shareholders proxies in favor of the resolutions required at such meeting, including, if necessary, to the extent not prohibited by applicable law, adjourning the meeting to solicit additional proxies, and shall use reasonable best efforts to take all other action necessary or, in the reasonable opinion of Seller, helpful to secure a favorable vote.

          4.10 LONDON STOCK EXCHANGE LISTING. Buyer shall take all reasonable action necessary, in accordance with applicable law and its Memorandum and Articles of Association, to obtain approval of the London Stock Exchange of the listing particulars relating to the transactions contemplated by this Agreement. Buyer shall use its reasonable best efforts to obtain approval of the London Stock Exchange of the Listing Application relating to the transactions contemplated by this Agreement.

          4.11 NON-U.S. ANTITRUST. No later than three business days after the date of this Agreement, Buyer shall have submitted a formal merger notice to the United Kingdom's Office of Fair Trade to determine if the transactions contemplated hereby would likely be referred for further investigation. In the event that the transactions contemplated hereby are referred to antitrust authorities in the United Kingdom, or any other non-U.S. jurisdiction, Buyer shall use its reasonable efforts to overcome such referral for a period of time of at least one month from the date of such referral.

          4.12 FINANCING COMMITMENTS. As soon as practicable after receipt thereof, Buyer will provide Seller with true and complete executed copies of its debt and equity financing commitments.


                                    ARTICLE 5

                     CONDITIONS TO THE OBLIGATIONS OF SELLER

          5.1 SELLER'S CLOSING CONDITIONS. Subject to Section 5.2 hereof, the obligations of Seller under this Agreement to effect the Closing are, at its option, subject to the fulfillment of the following conditions prior to or at the Closing, each of which may be waived (as conditions to its obligations) by Seller in its absolute discretion:

           A.  REPRESENTATIONS, WARRANTIES, COVENANTS

               (a) The representations and warranties of Buyer contained in
Article 3 of this Agreement shall be true and correct in all material respects as though such representations and warranties were made, as written herein, immediately prior to the Closing (except to the extent changes are permitted or required pursuant to this Agreement); PROVIDED, HOWEVER, that if any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied, such representation or warranty as so qualified shall be true and correct in all respects without giving effect to the materiality qualification in this Section 5.1A(a);

               (b) Buyer shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it at or prior to the Closing; and

               (c) Buyer shall have furnished Seller with a certificate, dated the Closing Date and duly executed on behalf of Buyer by two authorized officers of Buyer, to the effect that the conditions set forth in clauses (a) and (b) of this Section 5.1A have been satisfied.

          B. PROCEEDINGS. No party to this Agreement shall be subject to any order, stay, injunction or decree of any court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby. Since the date of this Agreement, there shall not have been commenced against Seller, Seller's Parent or any Person affiliated with Seller any action, suit or proceeding before any governmental authority involving any challenge to, or seeking material damages or material adverse equitable relief in connection with, any of the transactions contemplated by this Agreement or that may have the effect of preventing, making illegal or otherwise materially interfering with the transactions contemplated by this Agreement.

          C. HSR ACT. The waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

          D. NON-U.S. FILINGS. Seller shall have received confirmation reasonably satisfactory to it that the transactions contemplated hereby will not be referred to the antitrust authorities in the United Kingdom or Europe or if referred, the relevant antitrust authorities' indication that, following its investigation, it does not intend to take further action under the relevant antitrust laws.

          E. CONSENTS AND APPROVALS. Each of the Governmental Action/Filing listed in Section 2.3 and 3.2 of the Disclosure Letter shall have been made or obtained and shall be in full force and effect. The shareholders of Buyer shall have approved the transactions contemplated by the Agreement as provided in
Section 4.9.

          F. OPINION. Seller shall have received an opinion dated the Closing Date from the Director of Business Affairs substantially in the form attached hereto as Exhibit C.


                                    ARTICLE 6

                     CONDITIONS TO THE OBLIGATIONS OF BUYER

          6.1 BUYER'S CLOSING CONDITIONS. Subject to Section 6.2 below, the obligations of Buyer under this Agreement to effect the Closing are, at its option, subject to the fulfillment of the following conditions prior to or at the Closing, each of which may be waived (as conditions to its obligations) by Buyer in its absolute discretion:

          A.   REPRESENTATIONS, WARRANTIES, COVENANTS.

               (a) The representations and warranties of Seller contained in
Article 2 of this Agreement shall be true and correct in all material respects as though such representations and warranties were made, as written herein, immediately prior to the Closing (except to the extent changes are permitted or required pursuant to this Agreement); PROVIDED, HOWEVER, that (i) if any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied, such representation or warranty as so qualified shall be true and correct in all respects without giving effect to the materiality qualification in this Section 6.1A(a) and (ii) the breach of the representations and warranties contained in Sections 2.6(ix),
2.8 (v) or 2.8 (vi) shall not constitute grounds for Buyer to assert that this condition has not be satisfied;

               (b) Seller shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it at or prior to the Closing; and

               (c) Seller shall have furnished Buyer with a certificate, dated the Closing Date and duly executed on behalf of Seller by two authorized officers of Seller, to the effect that the conditions set forth in clauses (a) and (b) of this Section 6.1A have been satisfied.

          B. PROCEEDINGS. No party to this Agreement shall be subject to any order, stay, injunction or decree of any court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby. Since the date of this Agreement, there shall not have been commenced against Buyer, or any Person affiliated with the Buyer any action, suit or proceeding before any governmental authority involving any challenge to, or seeking material damages or material adverse equitable relief in connection with, any of the transactions contemplated by this Agreement or may have the effect of preventing, making illegal or otherwise materially interfering with the transactions contemplated by this Agreement.

          C. HSR ACT. The waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

          D. NON-U.S. FILINGS. Buyer shall have received confirmation reasonably satisfactory to it that the transactions contemplated hereby will not be referred to the antitrust authorities in the United Kingdom or Europe or if referred, the relevant antitrust authorities' indication that, following its investigation, it does not intend to take further action under the relevant antitrust laws.

          E. CONSENTS AND APPROVALS. Each of the Governmental Action/Filings listed in Sections 2.3 and 3.2 of the Disclosure Letter shall have been made or obtained and shall be in full force and effect. The shareholders of Buyer shall have approved the transactions contemplated by this Agreement and shall have passed the resolutions set out in the notice of EGM as contemplated by Section
4.9. The London Stock Exchange shall have agreed to admit the ordinary share capital of Buyer, issued and to be issued pursuant to its equity financing in connection with the transactions contemplated hereby to the Official List of the London Stock Exchange (subject only to allotment) and shall have admitted the ordinary share capital of Buyer issued and to be issued pursuant to such equity financing to the Official List of the London Stock Exchange.

          F. RELEASE. Buyer shall have received from Seller and Seller's Parent a release (the "Release") in the form of Exhibit D.

          G. OPINION. Buyer shall have received an opinion dated the Closing Date from the General Counsel of Seller's Parent substantially in the form attached hereto as Exhibit E.

          H. DISTRIBUTIONS. All intercompany debt (including the $303,898,700 set forth in the March 31 Balance Sheet) owed by any Company or Company Subsidiary to Seller's Parent or its Subsidiaries, other than the Companies and the Company Subsidiaries, shall have been contributed to capital or cancelled, without any adjustment to the Final Closing Net Working Capital, except to the extent that any such debt is incurred in the ordinary course of business and is included in the determination of Final Closing Net Working Capital.

          I. LICENSE AGREEMENT. Seller's Parent shall have executed and delivered a License Agreement dated June 1, 1997 between Seller's Parent and Buyer (the "License Agreement") in the form attached hereto as Exhibit F.

          J. FINANCING. Buyer shall have received simultaneously with the Closing net proceeds under debt and equity financing agreements sufficient to meet its cash obligations hereunder to Seller at the Closing.


                                    ARTICLE 7

                            SURVIVAL; INDEMNIFICATION

          7.1 SURVIVAL. Subject to this Section 7.1 and to Section 7.2, except for the covenants contained in Sections 4.1, 4.3 and 4.4 (which shall terminate as of the consummation of the Closing), all representations, warranties, covenants and agreements contained in this Agreement, the Disclosure Letter or in any schedule, exhibit, certificate, agreement, document or statement delivered pursuant hereto (an "Ancillary Instrument" which shall not include the Release, the License Agreement and the Guarantee Agreement) shall survive (and not be affected in any respect by) the Closing and any investigation conducted by any party hereto. Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement or any Ancillary Instrument and the covenants set forth in Section 4.6 and in each case the related indemnity obligations set forth in Section 7.2 shall terminate on, and no claim or action with respect thereto may be brought after, the second anniversary of the Closing Date, except that (i) the representations and warranties contained in Sections 2.2 and 2.4 and the related indemnity obligations contained in Section 7.2 shall survive indefinitely and (ii) the representations and warranties contained in Section 2.6 (ix) and the related indemnity obligations contained in Section 7.2 shall terminate 90 days after the Closing Date. The representations, warranties and covenants which terminate on the second anniversary of the Closing Date or on the 90th day after the Closing Date, as the case may be, and the liability of any party hereto with respect thereto pursuant to this Article 7, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the Indemnifying Party (as defined in Section 7.2(c)) has been given written notice setting forth the facts upon which the claim for indemnification is based and, if possible, a reasonable estimate of the amount of the claim prior to the second anniversary of the Closing Date or on the 90th day after the Closing Date, as the case may be.

          7.2 INDEMNIFICATION. The parties hereto shall indemnify each other as set forth below:

               (a) Subject to Section 7.1 and the other provisions of this
Section 7.2, Seller hereby agrees to indemnify and hold harmless Buyer and its directors, officers, employees, agents, consultants, advisors or other representatives of Buyer (collectively, "Buyer Indemnified

Persons") from, and to reimburse Buyer Indemnified Persons for any Losses (including, without limitation, any reasonable Legal Expenses but excluding any such Losses to the extent recovered by Buyer or any of its Affiliates, including either of the Companies or any Company Subsidiary, from any third party under any contract with such party or under any applicable insurance policy (other than amounts so recovered as payment for the Basket Amount or for Losses above the Cap) which arise out of (i) the breach (as of immediately prior to the Closing) of any representation or warranty of Seller contained in this Agreement, the Disclosure Letter or any Ancillary Instrument as though made, as written herein, immediately prior to the Closing, except to the extent changes are permitted or required pursuant to this Agreement (it being understood and agreed that, notwithstanding anything to the contrary contained in this Agreement, to determine if there had been an inaccuracy or breach of a representation or warranty of Seller and the Losses arising from such inaccuracy or breach, such representation and warranty, including any defined term contained therein, other than the representation and warranty contained in
Section 2.16(c) only in so far as it relates to the matters disclosed in Section 2.16(c) of the Disclosure Letter, shall be read as if it were not qualified by materiality, including, without limitation, qualifications indicating accuracy in all material respects, or accuracy except to the extent the inaccuracy will not have a Material Adverse Effect); (ii) the breach by Seller of or failure by Seller to perform any of its covenants or agreements contained in this Agreement, the Disclosure Letter or any Ancillary Instrument; (iii) the matters identified in Part B of Section 2.7 of the Disclosure Letter except to the extent covered by clause (v) below but only to the extent that the aggregate Losses, with respect thereto, exceed $1,000,000; (iv) any claims for severance benefits in excess of the benefits payable pursuant to the written policy set forth in Section 9.1(f) of the Disclosure Letter brought within two (2) years of the Closing Date by any U.S. Employee who is terminated by KRII or a Domestic Subsidiary, other than for "cause" (as defined in Section 9.1(f)), within six
(6) months after the Closing Date; except that (aa) such indemnification obligation shall not apply if any U.S. Employee is entitled to a greater severance benefit than that otherwise payable pursuant to the written policy set forth in Section 9.l(f) of the Disclosure Letter as a result of the amendment of such policy or the adoption of a new severance policy by Buyer (or any of its employees, agents or affiliates) or on or after the Closing by KRII (or any of its employees, agents or affiliates), (it being understood that any payment made by Buyer or KRII, or any of their employees, agents or affiliates, pursuant to
Section 9.1(f) or 9.1(k) shall not for this purpose be deemed to be an amendment of the written policy set forth in Section 9.1(f) of the Disclosure Letter or the adoption of a new severance policy); and (bb) such indemnification obligation shall not apply to any other Losses attributable to an employee's termination of employment on or after the Closing, including but not limited to, any Losses attributable to any liabilities arising under the Worker Adjustment Retraining and Notification Act (29 U.S.C. ss. 2101, ET. SEQ.) or any similar state or local law or any claims of violation of federal, state or local employment law (including but not limited to claims of discrimination or wrongful discharge); or (v) the matters identified in Items 5, 8 and 9 in Part B of Section 2.7 of the Disclosure Letter, PROVIDED, HOWEVER, that (A) Seller shall not be responsible for any Losses with respect to the matters referred to in clause (i) of this Section 7.2(a) and clause (ii) of this Section 7.2(a) insofar as such Losses relate to breaches of the covenants contained in Sections 4.1(a), 4.2, 4.3 and 4.6 until the cumulative aggregate amount of such Losses (but excluding any such Losses to the extent recovered by Buyer or any of its Affiliates, including either of the Companies or any Company Subsidiary, from any third party under any contract with such party or under any applicable insurance policy as determined on the date of payment of the Indemnification Claim (other than amounts so recovered as payment for the Basket Amount or for Losses above the Cap), exceeds $4,500,000 (the "Basket Amount"), in which case Seller shall then be liable only for such Losses in excess of the Basket Amount, (B) the cumulative aggregate indemnity obligation of Seller under this Section 7.2 shall in no event exceed 50% of the Purchase Price (the "Cap"), (C) Seller shall be liable for only 75% of all Losses suffered by the Buyer Indemnified Persons arising out of or resulting from the inaccuracy, breach, non-fulfillment or non-performance of any representation, warranty, covenant or agreement if such inaccuracy, breach, non-fulfillment or non-performance arises from events occurring after the date of this Agreement and which inaccuracy, breach, non-fulfillment or non-performance would not have a Material Adverse Effect and are disclosed by Seller to Buyer in an amendment or supplement to the Disclosure Letter (including any new section thereof) delivered at or prior to the Closing; provided, however, that this clause (C) shall no longer be applicable from and after the time that an aggregate of $1,500,000 of Losses have been allocated under this clause (C); (D) Seller shall have no liability or obligation for any Loss arising out of or resulting from the inaccuracy, breach, non-fulfillment or non-performance of any representation, warranty, covenant or agreement if such inaccuracy, breach, non-fulfillment or non-performance, arise from events occurring after the date of this Agreement which inaccuracy, breach, non-fulfillment or non-performance have or would have a Material Adverse Effect and which are disclosed by Seller to Buyer in an amendment or supplement to the Disclosure Letter (including any new section thereof) delivered at or prior to the Closing and Buyer shall nevertheless consummate the Closing and (E) Buyer shall not be entitled to indemnification under this Section 7.2(a) for any Losses to the extent a reserve with respect to such Losses is included in or taken into account in the calculation or determination of Final Closing Net Working Capital. As used herein, "Legal Expenses" shall mean the fees, costs and expenses of any kind incurred by any Person indemnified herein and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.

               (b) Subject to Section 7.1 and to the other provisions of this
Section 7.2, Buyer hereby agrees to indemnify and hold harmless Seller and its directors, officers, employees, agents, consultants, advisors, or other representatives of Seller (collectively, "Seller Indemnified Persons") from, and to reimburse Seller Indemnified Persons for any Losses (including, without limitation, any reasonable Legal Expenses) but excluding any Losses to the extent recovered by Seller or any of its Affiliates from any third party under any contract with such party or under any applicable insurance policy, which arise out of (i) the breach (as of immediately prior to the Closing) of any representation or warranty of Buyer contained in this Agreement or any Ancillary Instrument as though made, as written herein, immediately prior to the Closing, except to the extent changes are permitted or required pursuant to this Agreement, (ii) the breach by Buyer of or failure by Buyer to perform any of its covenants or agreements contained in this Agreement or any Ancillary Instrument,
(iii) any failure after the Closing of either Company or any Company Subsidiary to pay, perform or otherwise satisfy any of its respective liabilities or other obligations, including with respect to the London Lease, (iv) any liability or obligation of Seller's Parent under the London Lease, (v) any liability or obligation of Ridder Publications, Inc. under (x) the Purchase Agreement dated October 6, 1995 among Ridder Publications, Inc., KRII and Blackwell Data Retrieval, Inc., and (y) the Assignment Agreement dated as of October 6, 1995 among Ridder Publications, Inc., Blackwell Data Retrieval, Inc., and CARL

Systems Data Retrieval, Inc., (vi) any claim by any current or former employee or their beneficiaries for any payment or benefit as a result of any action or omission of Buyer, either Company or any Company Subsidiary occurring at the time of, or after, the Closing, or (vii) the Circular referred to in Section 4.9 hereof.

               (c) As promptly as practicable, and in any event within 30 days, after Buyer or any of its Affiliates, on the one hand, or Seller or any of its Affiliates, on the other hand, shall receive any notice of, or otherwise become aware of, the commencement of any action, suit or proceeding, the assertion of any claim, the occurrence of any event, the existence of any fact or circumstance, or the incurrence of any Loss, for which indemnification is provided for (assuming, only for the purposes of this Section 7.2(c) and of the terms defined in this Section 7.2(c), that the Basket Amount was zero) by
Section 7.2(a) or (b) (an "Indemnification Event"), the party entitled to such indemnification (an "Indemnified Party") shall give written notice (an "Indemnification Claim") to the party from which such indemnification is (or, under such assumption, could be) sought (an "Indemnifying Party") describing in reasonable detail the Indemnification Event and the basis on which indemnification is (or, under such assumption, could be) sought. If the Indemnifying Party is not so notified by the Indemnified Party within 30 days after the date of the receipt by the Indemnified Party or any of its Affiliates of notice of, or of the Indemnified Party or any of its Affiliates otherwise becoming aware of, any particular Indemnification Event, the Indemnifying Party shall be relieved of all liability hereunder in respect of such Indemnification Event (or the facts or circumstances giving rise thereto) to the extent that such Indemnifying Party is prejudiced or harmed as a consequence of such failure (and, to such extent, all Losses resulting from such Indemnification Event shall be disregarded for purposes of determining whether the Basket Amount has been exceeded).

               (d) If any Indemnification Event involves the claim of any third party (a "Third-Party Claim"), the Indemnifying Party shall (whether or not the Indemnified Party is entitled to claim indemnification under Section 7.2(a) or
(b), as the case may be) be entitled to, and the Indemnified Party shall provide the Indemnifying Party with the right to, participate in, and assume sole control over, the defense and settlement of such Third-Party Claim (with counsel reasonably satisfactory to the Indemnified Party); PROVIDED, HOWEVER, that (i) the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ counsel at its own expense to assist in the handling of such Third-Party Claim, and (ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such Third-Party Claim or ceasing to defend against such Third-Party Claim, if (x) as a result of such settlement or ceasing to defend, injunctive or other equitable relief would be imposed against the Indemnified Party or (y) in the case of a settlement, the Indemnified Party would not thereby receive from the claimant an unconditional release from all further liability in respect of such Third-Party Claim. After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such Third-Party Claim, the Indemnifying Party shall not be liable hereunder to indemnify any Person for any Legal Expenses subsequently incurred in connection therewith and it will be conclusively established for purposes of this Agreement that the claims made in the Third-Party Claim at the time of the assumption are within the scope of and subject to indemnification. If the Indemnifying Party does not assume sole control over the defense or settlement of such Third-Party Claim as provided in this Section 7.2(d) within a reasonable period of time, or, after assuming such control, fails to defend against such Third-Party Claim (it being agreed that settlement of such Third-Party Claim does not constitute such a failure to defend), the Indemnified Party shall have the right (as to itself) to defend and, upon obtaining the written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed, settle the claim in such manner as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Indemnified Party therefor in accordance with (and to the extent provided for (subject to, and not disregarding, the provisos to Section 7.2(a)) in)
Section 7.2(a) or (b), as appropriate. Notwithstanding the foregoing provisions of this Section 7.2(d), the Indemnified Party shall have the right at all times to take over and assume the control (as to itself) of the defense or settlement of any Third-Party Claim; PROVIDED, HOWEVER, that in such event (x) the Indemnifying Party shall cease to have any obligation under Section 7.2(a) or
(b), as the case may be, in respect of such Third-Party Claim and (y) all Losses resulting from such Third-Party Claim will not be considered for purposes of determining whether the Basket Amount has been exceeded. The Indemnifying Party shall not be liable under this Section 7.2 for any settlement or compromise effected without its consent.

               (e) The Indemnified Party and the Indemnifying Party shall each cooperate fully (and shall each cause its Affiliates to cooperate fully) with the other in the defense of any Third-Party Claim pursuant to Section 7.2(d). Without limiting the generality of the foregoing, each such Person shall furnish the other such Person with such documentary or other evidence as is then in its or any of its Affiliates' possession as may reasonably be requested by the other Person for the purpose of defending against any such Third-Party Claim.

               (f) Upon payment of any amount pursuant to any Indemnification Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, only to the extent that such subrogation is not prohibited by contract or otherwise, and only with regard to amounts which are not received by the Indemnified Party as payment for the Basket Amount or for Losses above the Cap, to all of the Indemnified Party's rights of recovery (and, if Seller is the Indemnifying Party, the Indemnified Party shall cause Seller to be subrogated to all of Buyer's, the Companies' or the Company Subsidiaries' rights of recovery) against any third party with respect to the matters to which such Indemnification Claim relates.

               (g) The rights and remedies of Buyer and Seller under this
Section 7.2 are exclusive and in lieu of any and all other rights and remedies which Buyer or Seller, as the case may be, may have against the other, under this Agreement or otherwise, (i) with respect to (x) the inaccuracy of any representation, warranty, certification or other statement made (or deemed made) by Seller or Buyer in or pursuant to this Agreement, the Disclosure Letter or any Ancillary Instrument or (y) any breach of, or failure to perform or comply with, any covenant or agreement set forth in this Agreement or in any Ancillary Instrument or (ii) otherwise with respect to the transactions contemplated by this Agreement other than with respect to the License Agreement, the Release and the Guarantee Agreement, PROVIDED, HOWEVER, that this sentence shall not limit the rights of the parties hereto to seek specific performance of any provision of this Agreement, including Section 9.1(d) hereof (it being further understood and agreed that this proviso does not limit or qualify the last sentence of
Section 7.1 hereof). All claims for indemnification must be asserted, if at all, in good faith and in accordance with the provisions of Section 7.2(c) hereof and, to the extent applicable to such claims, within the relevant time periods set forth in the last sentence of Section 7.1 hereof.

               (h) If at any time subsequent to the receipt by an Indemnified Party of an indemnity payment hereunder, such Indemnified Party (or any Affiliate thereof) receives any recovery, settlement or other similar payment with respect to the Loss for which it received such indemnity payment (the "Recovery"), such Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to the amount of such Recovery, less any expense incurred by such Indemnified Party (or its Affiliates) in connection with such Recovery, but in no event shall any such payment exceed the amount of such indemnity payment and the Indemnifying Party shall not be entitled to receive any amount paid to the Indemnified Party as payment for the Basket Amount or Losses above the Cap.

               (i) Any payment made by Buyer or Seller pursuant to this Section
7.2 shall be deemed an adjustment in the Purchase Price.

               (j) Notwithstanding anything herein to the contrary, this Section
7.2 shall have no application to claims for indemnification with respect to Income Taxes, which shall be governed exclusively by Section 9.3.


                                    ARTICLE 8

                                   TERMINATION

          8.1 TERMINATION OF AGREEMENT. This Agreement may be terminated at any time on or prior to the Closing:

               (i) by the mutual consent of Seller and Buyer;

               (ii) by either party hereto, if the Closing has not taken place by December 31, 1997;

               (iii) by Buyer or Seller, if any court or governmental body of competent jurisdiction in the United States shall have issued an order, stay, judgment or decree, or taken any other action, permanently prohibiting the transactions contemplated by this Agreement, and such order, stay, judgment, decree, or other action, shall have become final and non-appealable;

               (iv) by Buyer or Seller if, within 58 days of the date of this Agreement, Buyer's shareholders have not approved this Agreement and the transactions contemplated hereby as contemplated by Section 4.9 hereof; or

               (v) by Seller after October 17, 1997, or by Buyer, from and after November 17, 1997, if Buyer has not delivered to Seller prior to October 17, 1997, fully executed copies of each of the debt and equity financing agreements or commitments, each of which are irrevocable and binding agreements and under all of which Buyer will be entitled to receive, subject to the terms and conditions therein, net proceeds sufficient to meet its cash obligations hereunder to Seller at Closing; provided, that this Section 8.1(v) shall terminate upon delivery of all such fully executed copies of such financing agreements or commitments to Seller.

     If Buyer or Seller shall terminate this Agreement pursuant to the foregoing provisions of this Section 8.1, such termination shall be effected by written notice to the other party specifying the provision pursuant to which such termination is made.

          8.2 LIABILITIES UPON TERMINATION. Except for the terms of Sections 4.1(b), 4.5, 8.2 and 10.2 hereof (and, to the extent relevant thereto, the terms of Sections 7.2, 10.4, 10.5, 10.6, 10.7, 10.13, 10.15, 10.20 and 10.21 hereof), which shall survive any termination of this Agreement, upon the termination of this Agreement pursuant to Section 8.1 hereof this Agreement shall forthwith become null and void, and no party hereto or any of its officers, directors, employees, agents, consultants, stockholders or principals shall have any rights, liabilities or obligations hereunder or with respect hereto; PROVIDED, HOWEVER, that nothing contained in Section 8.1 or this Section 8.2 shall (i) relieve any party from liability for any willful failure to comply with any covenant or agreement contained herein (and the terms of Sections 7.2, 10.4, 10.5, 10.6, 10.7, 10.13, 10.15, 10.20 and 10.21 hereof shall apply to any such failure) or (ii) affect the Confidentiality Agreement and the confidentiality provisions of the Letter Agreement dated July 23, 1997 pursuant to which this Agreement was contemplated, which shall survive any termination of this Agreement.

         If the Closing is not consummated as a result of the failure of the condition set forth in Section 6.1J to be satisfied, within one business day after the termination of this Agreement, Buyer will pay Seller U.K. 1.0 million sterling by wire transfer of immediately available funds to an account specified by Seller.


                                    ARTICLE 9

                        EMPLOYEE AND CERTAIN TAX MATTERS

          9.1 U.S. EMPLOYMENT AND EMPLOYEE BENEFIT PLAN MATTERS. (a) Effective as of the Closing, Buyer shall cause KRII and the Domestic Subsidiaries to continue the employment of all persons who are designated on the records of KRII or any Domestic Subsidiary as of the Closing as employees, whether or not then actively at work, including, without limitation, any employees who are on vacation leave, leave of absence, sick leave or disability leave, but not including any persons who are receiving long-term disability benefits as of the Closing ("U.S. Employees"). With respect to those U.S. Employees of KRII or a Domestic Subsidiary whose service is performed pursuant to an employment agreement, Buyer shall cause KRII or the Domestic Subsidiary, as applicable, to honor the terms of such employment agreements. With respect to those U.S. Employees of KRII or a Domestic Subsidiary whose service is performed subject to a repatriation agreement as described in Section 9.1(a) of the Disclosure Letter, Buyer shall cause KRII or the Domestic Subsidiary, as applicable, to honor the terms of such repatriation agreements. Buyer shall cause KRII and the Domestic Subsidiaries to honor any re-employment rights of any current or former employees of KRII or a Domestic Subsidiary, including, but not limited to, any such persons who are receiving long-term disability benefits as of the Closing.

               (b) Effective as of the Closing Date, all U.S. Employees shall cease active participation in any Benefit Plan other than a Company Plan ("Seller Plans"). Except as provided in Sections 9.1(l) through (p), Seller shall be responsible for any benefits under a Seller Plan (whether payable before or after the Closing Date) to which any current or former employee of KRII or any Domestic Subsidiary, or a beneficiary or dependent of any such current or former employee, became irrevocably entitled or which commenced prior to the Closing Date.

               (c) Buyer shall be responsible for any benefits payable under a Company Plan (whether before or after the Closing) to any current or former employee of KRII or any Domestic Subsidiary, or a beneficiary or dependent of any such current or former employee.

               (d) Each employee benefit plan, fund, policy or arrangement established or maintained by Buyer or its Affiliates for U.S. Employees ("Buyer Plan") shall grant credit to each U.S. Employee for all service on or prior to the Closing Date with Seller, KRII, any Domestic Subsidiary or any predecessor or Affiliate of any of the foregoing, for all purposes other than benefit accrual under a "defined benefit plan", within the meaning of Section 3(35) of ERISA; PROVIDED, that any Buyer Plan may be designed to offset, or otherwise avoid duplication of, any benefits to which a U.S. Employee is entitled under any comparable Benefit Plan on or prior to the Closing.

               (e) Effective as of the Closing, Buyer shall establish, or shall cause KRII or a Domestic Subsidiary, as appropriate, to establish or maintain, a group health plan which shall cover all U.S. Employees and their family members who immediately prior to the Closing were covered under any group health plan maintained by Seller, KRII or a Domestic Subsidiary. Any such group health plan established or maintained by Buyer, KRII or a Domestic Subsidiary shall (i) waive any waiting period, (ii) waive any exclusion or limitation for preexisting conditions which were covered (generally and/or specifically as to any individual) under any group health plan maintained by Seller, KRII or a Domestic Subsidiary prior to the Closing and (iii) grant credit (for purposes of annual deductibles, copayments and out-of-pocket limits) for any covered claims incurred or payments made prior to the Closing Date during the plan year in which the Closing Date occurs.

               (f) Buyer will pay to each U.S. Employee terminated by KRII or a Domestic Subsidiary within six months of the Closing for reasons other than "cause" as defined in this Section 9.1(f) as follows: (i) for those employees for whom a severance benefit is not identified in Section 9.1(k) of the Disclosure Letter, a severance benefit equal to one week of base pay for each six months of service completed with KRII or a Domestic Subsidiary or their Affiliates, up to a maximum benefit equal to two-months base pay, with a minimum benefit equal to one-month base pay, and (ii) for those employees for whom a severance benefit is identified in Section 9.1(k) under the Disclosure Letter, a severance benefit equal to that identified in Section 9.1(k) of the Disclosure Letter. For those employees paid by Buyer pursuant to clause (i), Seller will pay to Buyer within seven days of written notice to Seller by Buyer identifying the individuals to be severed, years of service, annual compensation, total severance benefit paid by Buyer in accordance with this Section, and severance benefit computed in accordance with Section 9.1(f) of the Disclosure Letter, an amount equal to the difference between the total severance benefit determined in accordance with this Section and the severance benefit identified in Section 9.1(f) of the Disclosure Letter, provided that such severance benefit will be remitted by Buyer to the U.S. Employee within five days of receipt. For purposes of this paragraph (f), "cause" shall mean such U.S. Employee's theft, fraud, insubordination, willful and repeated neglect of duties or conviction of a felony.

               (g) Prior to the Closing or as soon as practicable after the Closing, Seller shall cause a transfer of all assets of the Investment Savings Plan for Employees of Knight-Ridder Information, Inc. ("KRII Savings Plan") held under the Knight-Ridder, Inc. investment savings plan master trust to be made to a separate trust established by KRII for the KRII Savings Plan. Such transfer shall be made in cash, shares of Knight-Ridder, Inc. stock, and promissory notes representing participant loans. Effective as of the Closing, KRII will continue to sponsor and maintain the KRII Savings Plan and its related trust, and KRII and Buyer shall be responsible for all benefits under the KRII Savings Plan, and Seller and its Affiliates shall cease to have any liability for such benefits.

               (h) Effective as of the Closing, CARL Corporation will continue to sponsor and maintain the 401(k) Profit Sharing Plan of the CARL Corporation ("CARL Savings Plan") and its related trust, and CARL Corporation and Buyer shall be responsible for all benefits under the CARL Savings Plan, and Seller and its Affiliates shall cease to have any liability for such benefits.

               (i) The accrued benefits of each U.S. Employee who is a participant in the Retirement Plan for Employees of Knight-Ridder, Inc. and Certain Subsidiaries (the "Pension Plan") shall be distributed in accordance with the terms of the Pension Plan and applicable law. Effective as of the Closing, Buyer, KRII or any Domestic Subsidiary shall have no obligation to make any additional contributions to the Pension Plan nor be obligated to share in any of the administrative expenses associated with the Pension Plan, including, but not limited to, PBGC premiums under the terms of the Pension Plan, the funding policy adopted under the Pension Plan, or any other agreement between KRII and Seller.

               (j) The accrued benefit of each U.S. Employee who is a participant in the Knight-Ridder, Inc. benefit restoration plan or annual incentive (MBO) deferral plan shall be distributed in accordance with the terms of such plan and applicable law.

               (k) Buyer shall pay the retention bonuses payable to the individuals listed in Section 9.1(k) of the Disclosure Letter pursuant to letter agreements with KRII or with Seller's Parent (in both cases in accordance with a list supplied by Seller to Buyer). Seller shall reimburse Buyer for any such payment and for any other payment (other than any amount payable pursuant to clause (i) of Section 9.1(f) of this Agreement) required to be paid by Buyer or KRII pursuant to the agreements referenced in Section 9.1(k) of the Disclosure Letter within five business days after receipt of a written demand from Buyer.

               (l) Seller shall be responsible for providing long-term disability benefits to any current or former employees of KRII or any Domestic Subsidiary who are receiving long-term disability benefits as of the Closing in accordance with the terms of Seller's long-term disability plan. Buyer shall be responsible for any obligation to provide long-term disability benefits on or after the Closing to any persons who are employees of KRII or any Domestic Subsidiary on or after the Closing, including any employees on short-term disability leave as of the Closing and any current or former employees receiving long-term disability benefits under

Seller's long-term disability plan as of the Closing who are subsequently hired by Buyer, KRII or a Domestic Subsidiary.

               (m) Seller shall be responsible for any covered claims incurred by any U.S. Employee under Seller's medical, dental or vision plans prior to the Closing in accordance with the terms of such plans. Buyer shall be responsible for any covered claims incurred by any U.S. Employee or the covered family member of any U.S. Employee under Seller's medical, dental or vision plans after the Closing, in accordance with the terms of such plans.

               (n) Seller shall be responsible for providing continuation of group health coverage required by Section 4980B of the Code or Sections 601 through 608 of ERISA ("COBRA") to any current or former employee of KRII or any Domestic Subsidiary or any "qualified beneficiary" (within the meaning of Section 4980B of the Code) of any such current or former employee who has incurred a "qualifying event" (within the meaning of Section 4980B of the Code) under any Seller Plan on or prior to the Closing. Buyer shall be responsible for providing COBRA coverage to any U.S. Employee or any "qualified beneficiary" of a U.S. Employee who incurs a "qualifying event" under any Buyer Plan or Company Plan, whether before or after the Closing.

               (o) Seller shall be responsible for providing post-retirement medical and life insurance benefits to any employees of KRII or any Domestic Subsidiary (and their family members) who retire prior to the Closing in accordance with the terms of Seller's Plans.

               (p) Seller shall be responsible for any workers compensation benefits payable to U.S. Employees prior to the Closing Date. Buyer shall be responsible for any workers compensation benefits payable to U.S. Employees on or after the Closing Date, excluding any such benefits which are attributable to any injury or illness which occurred or existed prior to the Closing Date.

               (q) Seller shall, upon the request of Buyer, and Buyer shall, upon the request of Seller, deliver such documents, personnel or benefit information and other information in their respective possession, as may be necessary or desirable from time to time for the administration, analysis and operation of the Buyer Plans or Company Plans and Seller Plans, respectively. Such documents and information may be provided at such times and in such form (including any electronic media) as may reasonably be requested by either party.

          9.2 FOREIGN EMPLOYMENT AND EMPLOYEE BENEFIT PLAN MATTERS. (a) Effective as of the Closing, Buyer shall cause KRIAG and the Foreign Subsidiaries to continue the employment of all persons who are designated on the records of KRIAG or any Foreign Subsidiary as of the Closing as employees, whether or not then actively at work ("Foreign Employees"). With respect to those Foreign Employees of KRIAG or a Foreign Subsidiary whose service is performed pursuant to an employment agreement, Buyer shall cause KRIAG or the Foreign Subsidiary, as applicable, to honor the terms of such employment agreements. With respect to those Foreign Employees of KRIAG or a Foreign Subsidiary whose service is performed subject to a repatriation agreement as described in Section 9.2(a) of the Disclosure Letter, Buyer shall cause KRIAG or the Foreign Subsidiary, as applicable, to honor the terms of such repatriation agreements. Buyer shall cause KRIAG and the Foreign Subsidiaries to honor any re-employment rights of any current or former Foreign Employees.

               (b) Effective as of the Closing Date, all Foreign Employees shall cease active participation in the Knight-Ridder, Inc. employee stock purchase plan.

               (c) Buyer shall be responsible for any benefits payable under a Foreign Plan (whether before or after the Closing) to any current or former employee of KRIAG or any Foreign Subsidiary, or a beneficiary or dependent of any such current or former employee.

          9.3 CERTAIN TAX MATTERS. (a) Seller will cause to be duly prepared and timely filed all consolidated, unitary, or combined federal, foreign, state and local Income Tax Returns of any group in which Seller or any of its Affiliates (other than either Company or any Company Subsidiary) and either Company or any Company Subsidiary are included (any such group being referred to herein as a "Seller Group") for all taxable periods of either Company or any Company Subsidiary ending on or before the Closing Date. Seller's Parent will include KRII and each Corporate Domestic Subsidiary in the Seller Parent's Affiliated Group's consolidated federal Income Tax Returns for all taxable periods of KRII and each Corporate Domestic Subsidiary ending on or before the Closing Date. Seller will include (or cause to be included) the Companies and each Company Subsidiary in any other consolidated or combined basis filing for any taxable period of the Companies and each Company Subsidiary ending on or before the Closing Date as Seller shall deem appropriate. Seller will (or will cause Seller's Parent to) pay, and will indemnify and hold harmless Buyer from and against, on a Net After-Tax Basis, any Income Taxes imposed upon any Seller Group for any taxable period ending on or prior to the Closing Date without regard to the limitations set forth in Article 7 and any such Loss arising with respect thereto and such indemnification payment will not be considered for purposes of determining whether the Basket Amount has been exceeded.

               (b) Seller will cause to be prepared and filed all Income Tax Returns other than those described in Section 9.3(a) above required to be filed by either Company or any Wholly-Owned Company Subsidiary for taxable periods ending on or prior to the Closing Date ("Pre-Closing Separate Returns"). Seller will pay, and will indemnify and hold harmless Buyer from and against, on a Net After-Tax Basis, any Income Taxes imposed on either Company or any Wholly-Owned Company Subsidiary other than those described in Section 9.3(a) attributable to taxable periods ending on or prior to the Closing Date without regard to the limitations set forth in Article 7 and any such Loss arising with respect thereto and such indemnification payment will not be considered for purposes of determining whether the Basket Amount has been exceeded.

               (c) Buyer will cause to be prepared and filed in a manner consistent with past practice all Income Tax Returns required to be filed by either Company or any Wholly-Owned Company Subsidiary for taxable periods ending after the Closing Date that include the Closing Date ("Straddle Periods") and will notify Seller of Buyer's calculation of Seller's share of the Income Taxes of the Companies or any Wholly-Owned Company Subsidiary for any Straddle Periods (determined in accordance with the third sentence of this Section 9.3(c)); PROVIDED, HOWEVER, that drafts of any such Income Tax Returns and such calculations shall be provided to Seller at least sixty days prior to filing, and such Income Tax Returns and calculations shall be subject to Seller's review and approval. Buyer and Seller shall attempt to resolve in good faith any disagreement arising out of any Straddle Period Income Tax Return and/or any calculation of Seller's share of the related Income Tax liability; if any such dispute is not resolved within thirty days prior to the deadline for filing the Income Tax Return in question, the matter shall be submitted for binding resolution to a mutually acceptable internationally recognized accounting firm in the relevant jurisdiction with no material relationship to Buyer or Seller. Buyer will cause the Companies or any Wholly-Owned Company Subsidiary to pay, and will indemnify and hold harmless Seller and Seller's Affiliates from and against, on a Net After-Tax Basis, any Income Taxes imposed upon either Company or any Wholly-Owned Company Subsidiary for any such Straddle Period, except that Seller will reimburse Buyer for, and will indemnify and hold harmless Buyer from and against, the amount of Income Taxes attributable to the portion of any such Straddle Period ending on and including the Closing Date (the "Pre-Closing Period") that would be reflected on Income Tax Returns of either Company or any Wholly-Owned Company Subsidiary for the Pre-Closing Period without regard to the limitations set forth in Article 7, assuming that the books of the Companies and the Wholly-Owned Company Subsidiaries were closed as of and including the Closing Date and such Income Tax Returns were permitted in respect thereof, except that exemptions, allowances and deductions (such as depreciation deductions) calculated on an annual basis shall be prorated between the Pre-Closing Period and that portion of the applicable Straddle Period remaining after the last day of such Pre-Closing Period on a per diem basis and any such Loss arising with respect thereto and such indemnification payment will not be considered for purposes of determining whether the Basket Amount has been exceeded. Any Income Taxes for a Straddle Period paid prior to the Closing shall be deducted from Seller's liability pursuant to the immediately preceding sentence, and to the extent in excess of Seller's liability, will be refunded to Seller by Buyer within ten
(10) days after filing the relevant Income Tax Return.

               (d) Notwithstanding anything to the contrary in Section 9.3(a),
(b) or (c), Buyer will pay, and will indemnify and hold harmless Seller and Seller's Affiliates from and against, on a Net After-Tax Basis, any Income Taxes imposed as a result of any transaction outside the ordinary course of business or inconsistent with past practice or any election (except as contemplated by Section 9.3(f)) or any dividend prohibited by Section 9.3(f) effected by Buyer, Buyer's Affiliates, either Company or any Company Subsidiary after the Closing or any failure by Buyer to make an election required pursuant to Section 9.3(f). Buyer further agrees not to make any change in the intercompany transfer pricing methodologies currently utilized by the Companies and the Company Subsidiaries for any period prior to 1998.

               (e) Buyer will cause to be prepared and filed all Income Tax Returns required to be filed by or on behalf of either Company or any Company Subsidiary for any taxable period commencing after the Closing. Buyer will pay, and will indemnify and hold harmless Seller and Seller's Affiliates from and against, on a Net After-Tax Basis, any Income Taxes imposed on either of the Companies or any Company Subsidiary with respect to any such period.

               (f) Buyer and Seller's Parent will, if requested by Buyer within 15 days after the Closing, make a joint election pursuant to Sections 338(g) and 338(h)(10) of the Code (the "Election") and any comparable joint election under United States state or local Tax laws with respect to the purchase by Buyer of the Common Stock and the deemed purchase of the stock of each of the Corporate Domestic Subsidiaries. Seller, Buyer, and their respective Affiliates will cooperate with each other to take all actions necessary and appropriate (including filing Form 8023 and any other such forms, returns, elections, schedules and other documents (collectively, "Section 338 Forms") as may be required) to effect a timely Election in accordance with the provisions of Sections 338(g) and 338(h)(10) of the Code and the regulations thereunder (and any similar joint election with similar effects under state or local tax law) or any successor provisions. Buyer further agrees to make elections under Section 338(g) of the Code with respect to the purchase of the stock of KRIAG (assuming that KRIAG is treated as a corporation for US Tax purposes as of the time of the Closing) and, unless Buyer agrees that none of the Foreign Subsidiaries that are Wholly-Owned Company Subsidiaries shall pay any dividends after the Closing and prior to January 1, 1998, with respect to the deemed purchase of each of the Foreign Subsidiaries that are Wholly-Owned Company Subsidiaries (the "Foreign Section 338 Elections"). With respect to the Election, any comparable joint election under United States state or local Tax laws, and the Foreign Section 338 Elections, Buyer and Seller and their Affiliates shall (i) treat such elections as valid, (ii) not take any action inconsistent with such treatment and (iii) file, or cause to be filed, all Tax Returns in a manner consistent with such elections. Buyer and Seller shall endeavor in good faith to agree upon the allocation of the Purchase Price between the Common Stock and the KRIAG Shares and the "adjusted grossed-up basis" and the "modified adjusted deemed sales price" (as such terms are defined in Section 338 of the Code and the United States Treasury regulations thereunder) among the assets of the Companies and the Company Subsidiaries (the "Allocation"). If Buyer and Seller are not able to agree upon the Allocation within 60 days after the Closing, the Allocation shall be determined by an appraisal firm selected by Buyer within 30 days thereafter and acceptable to Seller; if no such appraisal firm is selected within the 30 day period or if such appraisal is not completed within 120 days after the Closing, each party may file its Tax Returns as it deems fit. The costs and expenses for the services of such appraisal firm shall be borne by the parties equally. The parties hereto and their Affiliates shall reflect the Allocation in all Tax Returns except as provided in the second preceding sentence.

               (g) Seller will be entitled to retain, or receive prompt payment from Buyer, the applicable Company or any Company Subsidiary of any refund or credit for overpayment of Taxes for which Seller is responsible pursuant to
Section 9.3(a), (b) or (c), plus any interest received with respect thereto from the relevant taxing authorities.

               (h) Buyer will promptly notify Seller in writing upon receipt by Buyer or any of its Affiliates (including, after the Closing, the Companies and the Company Subsidiaries) of notice of any pending or threatened audit or assessment with respect to Taxes for which Seller would be required to pay or indemnify Buyer or any of its Affiliates pursuant to Section 9.3(a), (b) or (c). Seller will have the sole right to control any audit, administrative or court proceeding relating to Seller Group Taxes or Pre-Closing Separate Returns. Seller will have the right to participate at its expense in any audit, administrative or court proceeding relating to Straddle Periods, and Buyer shall not (and shall not permit either of the Companies or any Company Subsidiary to) settle or otherwise compromise any such proceeding without Seller's consent, not to be unreasonably withheld.

               (i) After the Closing Date, each of Buyer and Seller shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information

(including access to books, records and personnel) and assistance as is reasonably requested for the preparation and filing of any Tax Return or related document, for the preparation for any Tax audit or for the prosecution or defense of any claim, suit or proceeding relating to Taxes.

               (j) As of the Closing, the Companies and the Company Subsidiaries will be released from any obligation with respect to any period under any Tax sharing or Tax allocation agreements between either Company or any Company Subsidiary, on the one hand, and Seller or Seller's Affiliates (other than the Companies and the Company Subsidiaries), on the other.

               (k) Buyer will pay or cause to be paid, and will indemnify and hold harmless Seller from and against, any sales, use, transfer, stamp, documentary or similar Taxes imposed upon the sale of the Shares pursuant to this Agreement, including, without limitation, any such Taxes imposed as a result of any deemed sale of the assets of either of the Companies or any Company Subsidiary.

               (l) Buyer hereby acknowledges that Seller makes no representation or warranty as to the Tax consequences to Buyer of the transactions contemplated by this Agreement or as to the existence or amount of any net operating loss or other carryforwards of either of the Companies or any Company Subsidiary.

               (m) Seller shall be subrogated to any rights of Buyer, the Companies or the Company Subsidiaries against third parties with respect to Income Taxes paid by Seller pursuant to this Section 9.3.

               (n) Any amount paid by Seller to or on behalf of Buyer, either Company or any Company Subsidiary, or by Buyer to Seller pursuant to the terms of this Section 9.3 shall be treated as an adjustment to the Purchase Price.


                                   ARTICLE 10

                                  MISCELLANEOUS


          10.1 EXCLUSIVITY OF REPRESENTATIVES. THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER AND BUYER, RESPECTIVELY, IN THIS AGREEMENT, THE DISCLOSURE LETTER, THE ANCILLARY INSTRUMENTS AND ANY EXHIBIT HERETO AND THERETO ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES, OF SELLER AND BUYER, RESPECTIVELY. SELLER AND BUYER EACH HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE BY SELLER OR ANY OTHER PERSON TO BUYER OR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OR BY BUYER OR ANY OTHER PERSON TO SELLER OR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES,

OF ANY DOCUMENTATION OR OTHER INFORMATION IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          10.2 EXPENSES. Except as expressly set forth in Sections 7.2, 8.2, 9.3 and 10.14, regardless of whether the Closing occurs, each party hereto shall bear all of its expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, accounting and legal fees incurred in connection herewith. For purposes of this Section 10.2, the fees and expenses of any Company or Company Subsidiary incurred prior to the Closing in connection with the transactions contemplated hereby shall be borne by Seller, unless (i) such fees and expenses are paid by any Company or Company Subsidiary prior to Closing or (ii) such fees and expenses are included in the determination of Final Closing Net Working Capital.

          10.3 FURTHER ASSURANCES. Subject to Section 8.1 hereof, from time to time prior to, at and after the Closing Date, without the payment of any additional consideration except as otherwise set forth in this Agreement, each party hereto will execute all such instruments and take all such actions as the other party, being advised by counsel, shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement.

          10.4 NOTICES. Notices and other communications provided for herein shall be in writing (which shall include notice by facsimile transmission) and shall be delivered or mailed (or if by graphic scanning or other facsimile communications equipment of the sending party hereto, delivered by such equipment), addressed as follows:

                  If to Seller:

                           Knight-Ridder Business Information Services, Inc. One Herald Plaza
                           Miami, Florida  33132-1693
                           Telecopier No:  (305) 995-8044

                           Attention:  Cristina L. Mendoza, Esq.

                  and to:

                           Hughes Hubbard & Reed LLP
                           One Battery Park Plaza
                           New York, New York  10004
                           Telecopier No. (212) 422-4726

                           Attention:  Garett J. Albert, Esq.

                  If to Buyer:

                           M.A.I.D plc
                           48 Leicester Square
                           London WC2H 7DB
                           Telecopier No. 011-44-171-839-3883

                           Attention:  Ean Brown, Esq.


                  and to:

                           Cooley Godward LLP
                           One Maritime Plaza
                           20th Floor
                           San Francisco, California 94111-3580
                           Telecopier No.:  (415) 951-3699

                           Attention:  Gregory Smith, Esq.

or to such other address as a party may from time to time designate in writing in accordance with this section. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

          10.5 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; PROVIDED, HOWEVER, that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by either of the parties hereto without the prior written consent of the other party, except that (i) Seller may assign any or all of its rights and obligations hereunder to Seller's Parent without the consent of Buyer and upon such assignment and assumption Seller shall be released from all of its obligations hereunder and (ii) Buyer may assign any or all of its rights and obligations hereunder to a wholly-owned Subsidiary of Buyer or to the banks or other creditors from time to time party to the Buyer's senior credit facilities without the consent of Seller; PROVIDED, that any such assignment shall not relieve Buyer from any liability hereunder. Any assignment in violation of this Agreement shall be null and void ab initio.

          10.6 CONSTRUCTION. (a) Unless otherwise expressly specified herein,
(i) defined terms in the singular shall also include the plural and vice versa,
(ii) the words "hereof", "herein", "hereunder" and other similar words refer to this Agreement as a whole, (iii) Article, Section, Schedule and Exhibit references in this Agreement are to Articles of, Sections of, Schedules to and Exhibits to this Agreement and (iv) words of any gender (masculine, feminine, neuter) mean and include correlative words of the other genders.

          (b) The captions in this Agreement are for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

          (c) All references to "days" shall be to calendar days unless business days are specified.

          (d) Unless the context otherwise requires, (i) "or" is not exclusive and (ii) "including" means "including but not limited to" and "including without limitation".

          (e) As used herein, the phrases "date of this Agreement" and "date hereof" and any other phrases of similar import shall mean October 1, 1997 (regardless, with respect to representations and warranties, of the date or time as of which such representations and warranties are made or deemed to have been made or as of which the accuracy or inaccuracy thereof is measured or determined).

          10.7 LAW GOVERNING. THIS AGREEMENT IS INTENDED AS A CONTRACT UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LOCAL LAW OF THE STATE OF NEW YORK, INCLUDING WITHOUT LIMITATION AS TO ALL MATTERS OF CONSTRUCTION, VALIDITY, ENFORCEABILITY AND PERFORMANCE.

          10.8 WAIVER OF PROVISIONS. The provisions, terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party hereto waiving compliance. The failure of any party hereto at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party hereto of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

          10.9 COUNTERPARTS. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that such parties are not signatory to the same counterpart.

          10.10 ENTIRE AGREEMENT. This Agreement, the Disclosure Letter, the Ancillary Instruments and the exhibits hereto and thereto, constitute the entire agreement between the parties and their officers, directors and affiliates and supersede and cancel any and all prior agreements between them relating to the subject matter hereof, including the Letter Agreement dated July 23, 1997 pursuant to which this Agreement was contemplated except for the confidentiality provisions thereof but excluding the Confidentiality Agreement (which shall remain in full force and effect), and may not be amended or modified except by a written agreement signed by Buyer and Seller.

          10.11 ACCESS TO BOOKS AND RECORDS. (a) After the Closing, Buyer shall, upon Seller's request from time to time, and upon reasonable notice, in connection with the preparation by Seller or its Affiliates of Tax returns and for such other purposes as Seller shall reasonably request, (i) (A) provide to the officers and other authorized representatives of Seller and its Affiliates timely and full access, during normal business hours, to any and all premises, properties, files, books, records, documents and other information of the Companies and the Company Subsidiaries, (B) cause its officers and the officers of the Companies and the Company Subsidiaries to furnish to Seller and its authorized representatives copies of any and all financial, technical and operating data and other information pertaining to the Companies and the Company Subsidiaries and (C) make available to Seller and its authorized representatives personnel of Buyer, the Companies and the Company Subsidiaries to consult with Seller and its authorized representatives and (ii) make available for inspection and copying by Seller at Seller's expense true and complete copies of any documents relating to the foregoing. In exercising their rights under the foregoing provisions of this Section 10.11(a), Seller and its representatives shall not interfere with Buyer's, the Companies' or any Company Subsidiary's normal operations, and as applicable, shall enter into any such confidentiality agreement as the party providing the information shall reasonably require. Buyer shall cause the Companies and the Company Subsidiaries to retain the files, books, records and documents of the Companies and the Company Subsidiaries for at least six years after the Closing Date. Thereafter, Buyer shall give Seller at least 60 business days prior written notice of the proposed destruction of any such files, books, records or documents and, at the request and expense of Seller, shall deliver to Seller any of such files, books, records or documents that Seller may request.

               (b) After the Closing, Seller shall, upon Buyer's request from time to time, and upon reasonable notice, in connection with the preparation by Buyer or its Affiliates of Tax returns and for such other purposes as Buyer shall reasonably request, (i) (A) provide to the officers and other authorized representatives of Buyer and its Affiliates timely and full access, during normal business hours, to any and all premises, properties, files, books, records, documents and other information of the Companies and the Company Subsidiaries that are in the possession of Seller's Parent or Seller insofar as it relates to the period prior to the Closing, (B) cause its officers to furnish to Buyer and its authorized representatives copies of any and all financial, technical and operating data and other information pertaining to the Companies and the Company Subsidiaries that are in the possession of Seller's Parent or Seller insofar as it relates to the period prior to the Closing and (C) make available to Buyer and its authorized representatives personnel of Seller to consult with such representatives with respect to such matters and (ii) make available for inspection and copying by Buyer at Buyer's expense true and complete copies of any documents relating to the foregoing. In exercising their rights under the foregoing provisions of this
Section 10.11(b), Buyer and its representatives shall not interfere with Seller's or Seller's Parent's normal operations, and as applicable, shall enter into any such confidentiality agreement as the party providing the information shall reasonably require. Seller shall retain any files, books, records and documents of the Companies and the Company Subsidiaries which are in its possession on the Closing Date for at least six years after the Closing Date. Thereafter, Seller shall give Buyer at least 60 business days prior written notice of the proposed destruction of any such files, books, records or documents and, at the request and expense of Buyer, shall deliver to Buyer any of such files, books, records or documents that Buyer may request.

          10.12 DISCLOSURE LETTER. (a) Disclosure of any fact or item in the Disclosure Letter referenced by a particular paragraph or section of the Agreement shall, if it is obvious on the face of such disclosure that the existence of the fact or item or its contents is reasonably related on its face to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section. Neither the specification (directly or indirectly by reference to a defined term hereof) of any dollar amount in the representations and warranties set forth in Article 2 or the indemnification provisions of Article 7 nor the inclusion of any items in the Disclosure Letter shall be deemed to constitute an admission by Seller or Buyer, or otherwise imply, that any such amount or such items so included are material for the purposes of this Agreement. The inclusion of, or reference to, any item within any particular section of the Disclosure Letter does not constitute an admission by either Seller or Buyer that such item meets any or all of the criteria set forth in this Agreement for inclusion in such section of the Disclosure Letter.

               (b) At or prior to the Closing, Seller shall have the right to deliver amendments or supplements to the Disclosure Letter (including without limitation additions of new sections thereof) for review and either approval thereof or rejection thereof by Buyer, which approval shall not be unreasonably withheld in the event such amendments and supplements are not individually or in the aggregate material. To the extent that Buyer approves any such amendment or supplement to the Disclosure Letter, the indemnification provisions set forth in
Section 7.2(a) hereof shall not apply to any Loss or Legal Expenses arising out of, based upon or resulting from any matters that have been disclosed in such amendments or supplements to the Disclosure Letter, except as otherwise provided in Section 7.2(a) hereof. Any amendments or supplements to the Disclosure Letter will be delivered sufficiently in advance of the Closing to allow Buyer to review the contents thereof.

          10.13 SUBMISSION TO JURISDICTION; WAIVERS. (a) Each party to this Agreement hereby irrevocably and unconditionally:

               (1) (i) agrees that any suit, action or proceeding instituted against it by the other with respect to this Agreement or any Ancillary Instrument may be instituted, and that any suit, action, or proceeding by it against the other with respect to this Agreement or any Ancillary Instrument shall be instituted, only in the Supreme Court of the State of New York, County of New York or the U.S. District Court for the Southern District of New York (and appellate courts from any of the foregoing) as the party instituting such suit, action or proceeding may in its sole discretion elect, (ii) consents and submits, for itself and its property, to the jurisdiction of such courts for the purpose of any such suit, action or proceeding instituted against it by the other and (iii) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;

               (2) agrees that service of all writs, process and summonses in any suit, action or proceeding pursuant to Section 10.13(a)(1) may be effected by the mailing of copies thereof by registered or certified mail, postage prepaid, to Buyer or Seller, as the case may be, at its address for notices pursuant to Section 10.4 hereof (with copies to such other Persons as specified therein), such service to become effective 15 days after such mailing; PROVIDED, that nothing contained in this Section 10.13(a)(2) shall affect the right of Buyer or Seller, as the case may be, to serve process in any other manner permitted by law;

               (3) (i) waives any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Ancillary Instrument brought in any court specified in Section 10.13(a)(1), (ii) waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (iii) agrees not to plead or claim either of the foregoing; and

               (4) WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

               (b) Without limitation of Section 10.13(a)(2), Buyer hereby irrevocably appoints CT Corporation, 1633 Broadway, New York, NY 10019 as its agent upon which process may be served in any suit, action or proceeding which may be instituted by Seller in any court specified in Section 10.13(a)(1) with respect to this Agreement or any Ancillary Instrument. Without limitation of
Section 10.13(a)(2), service of process upon such agent at the office of such agent at CT Corporation, 1633 Broadway, New York, NY 10019, and written notice of such service to Buyer as provided by Section 10.4 hereof, shall be deemed in every respect effective service of process upon Buyer in any such suit, action or proceeding. Buyer hereby agrees to take any and all action, including the execution and filing of any and all documents and instruments, as may be necessary to continue such designation and appointment of such agent.

          10.14 COOPERATION. From and after the Closing, Buyer will cooperate with Seller in the investigation, defense or prosecution of any action, suit, proceeding or other litigation, at law or in equity, which is pending or threatened against Seller or any of its Affiliates and which relates to either Company or any Company Subsidiary. Without limiting the generality of the foregoing, Buyer will make available employees of the Companies and the Company Subsidiaries to give depositions or testimony and will furnish all documentary or other evidence in each case as Seller may reasonably request. Seller shall reimburse Buyer for all reasonable and necessary out-of-pocket expenses incurred in connection with the performance of its obligations under this Section 10.14.

          10.15 NO THIRD PARTY BENEFICIARY. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          10.16 TRANSITIONAL ARRANGEMENTS. Seller and/or its Subsidiaries have certain commercial arrangements and understandings with KRII. Seller agrees that if the Closing occurs it shall (or it shall cause its appropriate Subsidiary, as the case may be), and Buyer agrees that if the Closing occurs it shall cause KRII, to continue the commercial arrangements and understandings described in
Section 10.16 of the Disclosure Letter for the periods specified in Section
10.16 of the Disclosure Letter. The terms of such continued commercial arrangements shall be as prevail as of the date hereof, except as otherwise specified in Section 10.16 of the Disclosure Letter.

          10.17 USE OF KNIGHT-RIDDER'S NAMES AND LOGOS BY BUYER, THE COMPANY OR THEIR AFFILIATES; CHANGE OF CORPORATE NAME. It is expressly agreed that Buyer is not purchasing or acquiring any right, title or interest in the name of Seller's Parent or Seller or any trade names, trademarks, identifying logos or service marks employing the words "Knight-Ridder, Inc." or any part or variation thereof, including, without limitation, the name "Knight-Ridder", "KRII", "KRI", "KR" or any confusingly similar trade name, trademark or logo (collectively, the "Seller's Trademarks and Logos"). Buyer agrees that neither it nor the Companies nor the Company Subsidiaries nor any of their respective Affiliates shall make any use of the Seller's Trademarks and Logos from and after the Closing Date, except that the Companies and the Company Subsidiaries may continue to use materials containing Seller's Trademarks and Logos for the period after the Closing permitted under this Section 10.17. To this end, at or prior to the Closing, Seller will cause a resolution of the Board of Directors and the sole shareholder of each of KRII and KRIAG to be passed resolving that, effective upon the consummation of the Closing, the corporate name of Knight-Ridder Information, Inc. be changed to a name selected by Buyer (which will exclude Seller's Trademarks and Logos) and provided to Seller within ten business days of this Agreement and the corporate name of Knight-Ridder Information A.G. be changed to a name selected by Buyer (which will exclude Seller's Trademarks and Logos) and provided to Seller within ten business days of this Agreement, respectively and Buyer will cooperate with Seller and take any action prior to or after the Closing required to effect any such change of name, including, without limitation, any filings with the Secretary of State of California, any filings in the Swiss jurisdiction in which KRIAG is organized and any filings in any jurisdiction in which KRII or KRIAG is qualified to do business. In addition, KRII will cause a resolution of the Board of Directors and the sole shareholder of each of the Company Subsidiaries, which has in its corporate name a Seller's Trademark and Logo, to be passed resolving that, effective upon the consummation of the Closing, the corporate name of each such Company Subsidiary be changed to a name selected by Buyer which will exclude Seller's Trademarks and Logos and Buyer will cooperate with KRII and take any action prior to or after the Closing required to effect any such change of name, including, without limitation, any filings with the jurisdiction of organization of each such Company Subsidiary and any filings in any jurisdiction in which each such Company Subsidiary is qualified to do business. Furthermore, Buyer shall cause the Companies and the Company Subsidiaries, as promptly as practicable but in no event later than 120 days following the Closing Date, to remove, strike over or otherwise obliterate all Seller's Trademarks and Logos from all materials constituting their properties and assets, including, without limitation, any business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms and other materials, if such materials are distributed or made available or proposed to be distributed or made available to third parties. Buyer shall, with reasonable promptness, cause the Companies and the Company Subsidiaries to prepare their own stock of business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms and other materials to replace those materials included in their properties and assets and will not reprint any materials which are distributed or made available to third parties and which contain Seller's Trademarks and Logos, except as set forth in the following sentence. Notwithstanding anything herein to the contrary, until December 31, 1998, Buyer and any Company or Company Subsidiary shall have the right to use Seller's name on any materials if it is indicating that a Company or Company Subsidiary or product was formerly known as, formerly owned by, or formerly provided by Seller's Parent, Seller or the Companies and the Company Subsidiaries prior to the Closing Date, provided, that Buyer hereby agrees to indemnify and hold Seller harmless from any and all Losses related to such use of Seller's name.

          10.18 USE OF SELLER'S TRADEMARKS AND LOGOS. From and after the Closing Date, Buyer will use its best efforts to cause any Person (other than Seller and its Affiliates) with whom Buyer has a contractual relationship, including without limitation the parties to the contracts set forth in Section 2.8 of the Disclosure Letter, to cease using Seller's Trademarks and Logos as promptly as practical after the Closing.

          10.19 INSURANCE. Buyer acknowledges that all insurance policies maintained by Seller and its Affiliates with respect to the Companies, the Company Subsidiaries and/or their respective assets will be terminated effective on the Closing Date.

          10.20 NO PRESUMPTION. With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof or referred to herein, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

          10.21 SEVERABILITY. To the fullest extent that they may effectively do so under applicable law, the parties hereto hereby waive any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect. Such parties further agree that any provision of this Agreement which, notwithstanding the preceding sentence, is rendered or held invalid, illegal or unenforceable in any respect in any jurisdiction shall be ineffective, but such ineffectiveness shall be limited as follows: (i) if such provision is rendered or held invalid, illegal or unenforceable in such jurisdiction only as to a particular Person or Persons or under any particular circumstance or circumstances, such provision shall be ineffective, but only in such jurisdiction and only with respect to such particular Person or Persons or under such particular circumstance or circumstances, as the case may be; (ii) without limitation of clause (i), such provision shall in any event be ineffective only as to such jurisdiction and only to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction; and (iii) without limitation of clause (i) or (ii), such ineffectiveness shall not render invalid, illegal or unenforceable this Agreement or any of the remaining provisions hereof. Without limitation of the preceding sentence, (A) it is the intent of the parties hereto that, in the event that in any court proceeding, such court determines that any provision of this Agreement is illegal, invalid or unenforceable in any jurisdiction to any extent, such court shall have the power to, and shall, (1) modify such provision (including by limiting the Persons against whom, or the circumstances under which, such provision shall be effective in such jurisdiction) for purposes of such proceeding to the minimum extent necessary so that such provision, as so modified, may then be enforced in such proceeding and (2) enforce such provision, as so modified pursuant to clause (1), in such proceeding and (B) upon any determination that any provision of this Agreement is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. Nothing in this Section 10.21 is intended to, or shall, (x) limit the ability of any party hereto to appeal any court ruling or the effect of any favorable ruling on appeal or (y) limit the intended effect of Section 10.7 or 10.13.

          10.22 AFFILIATES; SUBSIDIARIES. References in this Agreement to "Affiliates" or "Subsidiaries" of a specified Person refer to, and include, only other Persons which from time to time constitute "Affiliates" or "Subsidiaries", as the case may be, of such specified Person, and do not include, at any particular time, other Persons that may have been, but at such time have ceased to be, "Affiliates" or "Subsidiaries", as the case may be, of such specified Person.

          10.23 GUARANTEE AGREEMENT. Simultaneous with the execution and delivery hereof by the parties hereto, Seller's Parent and Buyer are executing a guarantee agreement (the "Guarantee Agreement") in the form of Exhibit G.

          10.24 PURCHASE PRICE RENEGOTIATION. Buyer agrees that it will not attempt to renegotiate the Purchase Price.

          10.25 NON-SOLICITATION: For a period of six months from the Closing Date, Seller and Seller's affiliates shall not solicit or hire any of the employees of the Companies and the Companies Subsidiaries as of the Closing Date (other than those employees who are terminated by Buyer). The foregoing limitation shall not prohibit general advertising for positions available at Seller or Seller's Affiliates or the solicitation or hiring of any such employee of the Companies or any Company Subsidiary that is terminated by the Companies or any Company Subsidiary.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



                               KNIGHT-RIDDER BUSINESS INFORMATION SERVICES, INC.


                               By:   /s/ Alan Silverglat
                                  ----------------------------------------------
                                         Alan Silverglat
                                  Title: Assistant Treasurer



                                   M.A.I.D. plc


                               By:   /s/ Dan Wagner
                                  ----------------------------------------------
                                         Dan Wagner
                                  Title: Chief Executive

                                                                       EXHIBIT A


          1. For purposes of the Agreement to which this Exhibit A is attached (the "Agreement"), the following terms shall have the following meanings:

          "AFFILIATE" means, as to any specified Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with, such specified Person. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "CLOSING NET WORKING CAPITAL" means the Net Working Capital of the Companies and the Company Subsidiaries taken as a whole as of the opening of business on the Closing Date and there shall be no reserves for Seller Plans against Net Working Capital.

          "COMPANY PLAN" means any Benefit Plan established or maintained solely by KRII and/or any Domestic Subsidiary for the benefit of current or former employees of KRII and/or any Domestic Subsidiary (including, but not limited to, coverage under any health maintenance organization offered only to current or former employees of KRII and/or any Domestic Subsidiary).

          "COMPANY SUBSIDIARY" means a Subsidiary of KRII and shall also include each of KMK DigiTex Company Ltd. and Infomart/DIALOG Ltd.

          "DISCLOSURE LETTER" means the Disclosure Letter, dated the date of the Agreement, delivered to Buyer, as from time to time amended and/or supplemented in accordance with Section 10.12(b) of the Agreement.

          "DOLLAR" or "$" means a dollar or other equivalent unit in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts.

          "FOREIGN PLAN" means any employee benefit plan or program which is maintained by KRIAG or a Foreign Subsidiary and which covers current or former employees of KRIAG or any Foreign Subsidiary other than (i) any such plan or program mandated by applicable law or (ii) a Seller Plan.

          "HAZARDOUS SUBSTANCES" means any substance defined as a hazardous substance under section 101 of CERCLA, 42 U.S.C. ss. 9601, or any other toxic or harmful chemical regulated under United States federal, state or local law.

          "INCOME TAX RETURNS" means Tax Returns relating to Income Taxes.

          "INCOME TAXES" means Taxes in the nature of income or franchise taxes, including interest, penalties and additions to tax with respect thereto.

          "INITIAL PURCHASE PRICE" means the Base Purchase Price as adjusted in accordance with Section 1.4(a) of the Agreement.

          "KNOWLEDGE OF SELLER" or "SELLER'S KNOWLEDGE" (or words of similar import) means the actual knowledge of any of the officers or directors of Seller or Seller's Affiliates.

          "LIEN" means any lien (including any Tax lien), mortgage, security interest, defect in title or encumbrance.

          "LOSSES" means all losses, damages, liabilities and claims, and fees, costs and expenses of any kind related thereto whether or not involving a third-party claim calculated on a Net After-Tax Basis. Notwithstanding anything to the contrary contained in the Agreement, Losses shall not include punitive damages unless such Person had punitive damages assessed or asserted against it.

          "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect on the financial condition or business of the Companies and the Company Subsidiaries taken as a whole or (ii) an effect that will (x) prevent Seller from consummating the sale of the Shares to Buyer as contemplated by the Agreement or
(y) require Buyer to divest itself of the Shares.

          "NET AFTER-TAX BASIS" means, with respect to the calculation of any indemnification payment owed to any party pursuant to the Agreement, calculation thereof in a manner taking into account any Taxes owing by the indemnified party or its Affiliates as a result of receipt or accrual of the indemnity payment and any savings in Taxes realized by the indemnified party or its Affiliates as a result of the indemnified liability.

          "NET WORKING CAPITAL" shall mean, as of any date of determination, (i) the sum of (A) cash, (B) accounts receivable less allowance for bad debt, and
(C) other current assets minus (ii) the sum of (A) the current portion of accounts payable and other accruals, (B) the current portion of payroll and related expenses, (C) customer advances, and (D) other current liabilities (other than liabilities for Income Taxes and any intercompany debt), in each case calculated in the same manner and using the same methods as for the respective line items on the March 31 Balance Sheet, including the exceptions to GAAP listed in Section 1.4(a) of the Disclosure Letter. If necessary, the determination of Base Working Capital will be adjusted from $14,683,100 to reflect the preceding clause (ii)(C).

          "PERMITTED LIENS" means (i) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith, in each case for which adequate reserves have been established, (ii) Liens arising or resulting from any action taken by Buyer or any of its Affiliates, (iii) Liens created by, arising out of or specifically permitted by the Agreement,
(iv) Liens identified in any Section of the Disclosure Letter, (v) with respect to real property or interests therein, any defects or irregularities in title,
(vi) materialmen's, mechanics', workmen's, repairmen's, employees' or other like Liens arising in the course of construction or in the ordinary course of operations or maintenance in each such case securing obligations which are not delinquent or are being contested in good faith and for which adequate reserves have been taken or securing obligations which are bonded in a reasonable manner,
(vii) zoning restrictions, easements, licenses or other restrictions on the use of real property or other minor irregularities in title thereto or encumbrances thereon, so long as the same do not, individually or in the aggregate, materially interfere with or impair the use of such real property in the manner normally used, (viii) Liens arising out of judgments or awards with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith if adequate reserves with respect thereto have been established and are being maintained and with respect to which there shall have been secured a stay of execution pending such appeal or proceeding for review and (ix) such other Liens as would not have a Material Adverse Effect.

          "PERSON" means any individual, corporation, partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

          "SELLER'S PARENT" means Knight-Ridder, Inc., a Florida corporation.

          "SUBSIDIARY" means, with respect to any specified Person, any other corporation, partnership, joint venture, association or other entity in respect of which such specified Person directly, or indirectly through one or more other Subsidiaries, both (i) owns not less than a majority of the overall economic equity and (ii) has the power to elect a majority of the board of directors (or individuals serving a function similar to that of a board of directors of a corporation).

          "WHOLLY-OWNED COMPANY SUBSIDIARY" means any Subsidiary of KRII that is directly or indirectly wholly-owned by KRII.

          2. The following terms are defined in the sections of the Agreement indicated:

DEFINED TERM                                                   SECTION
-----------------------------------------                    --------------
"Agreement"                                                  Party Recitals
"Allocation"                                                     9.3(f)
"Ancillary Instrument"                                           7.1
"Balance Sheet"                                                  2.5(a)
"Base Closing Net Working Capital"                               1.4(a)
"Base Purchase Price"                                            1.1
"Basket Amount"                                                  7.2(a)
"Benefit Plans"                                                  2.10(a)
"Buyer's Closing Schedule"                                       1.4(b)
"Buyer's Representatives"                                        4.1(a)
"Buyer"                                                      Party Recitals
"Buyer Adverse Effect"                                           3.2
"Buyer Indemnified Persons"                                      7.2(a)
"Buyer Plan"                                                     9.1(d)
"Cap"                                                            7.2(a)
"CARL Savings Plan"                                              9.1(h)
"cause"                                                          9.1(f)
"Circular"                                                       4.9
"Closing"                                                        1.2
"Closing Date"                                                   1.2
"COBRA"                                                         91.(o)
"Code"                                                           2.10(b)
"Common Stock"                                                   1.1
"Companies"                                                  Party Recitals
"Confidentiality Agreement"                                      4.1(b)
"Corporate Domestic Subsidiaries"                                2.12(a)
"Date hereof"                                                   10.6(e)
"Date of this Agreement"                                        10.6(e)
"DOJ"                                                            4.4
"Domestic Subsidiaries"                                          2.12(a)
"EGM"                                                            4.9
"Election"                                                       9.3(f)
"ERISA"                                                          2.3
"Estimated Closing Net Working Capital"                          1.4(a)
"Final Closing Net Working Capital"                              1.4(c)
"Financial Statements"                                           2.5(a)

DEFINED TERM                                                   SECTION
-----------------------------------------                    --------------

"Foreign Employees"                                              9.2(a)
"Foreign Section 338 Elections"                                  9.3(f)
"Foreign Subsidiaries"                                           2.12(a)
"FTC"                                                            4.4
"GAAP"                                                           2.5(a)
"Governmental Action/Filing"                                     2.3
"Guarantee Agreement"                                           10.23
"HSR Act"                                                        2.3
"Indemnification Claim"                                          7.2(c)
"Indemnification Event"                                          7.2(c)
"Indemnified Party"                                              7.2(c)
"Indemnifying Party"                                             7.2(c)
"Intellectual Property"                                          2.16(a)
"IRS"                                                            2.10(a)
"KRIAG"                                                      Party Recitals
"KRIAG Shares"                                                   1.1
"KRII"                                                       Party Recitals
"KRII Savings Plan"                                              9.1(g)
"Legal Expenses"                                                 7.2(a)
"License Agreement"                                              6.1I
"London Lease"                                                   4.7
"Machinery and Equipment"                                        2.14
"March 31 Balance Sheet"                                         2.5(a)
"Other Tax Reserve"                                              1.4(c)
"PBGC"                                                           2.3
"Pension Plan"                                                   9.1(i)
"Pre-Closing Period"                                             9.3(c)
"Pre-Closing Separate Returns"                                   9.3(b)
"PTO"                                                            2.16(b)
"Purchase Price"                                                 1.1
"Recovery"                                                       7.2(h)
"Release"                                                        6.1F
"Section 338 Forms"                                              9.3(f)
"Seller's Dispute Notice"                                        1.4(b)
"Seller's Other Tax Reserve"                                     1.4(c)
"Seller's Trademarks and Logos"                                 10.17
"Seller"                                                     Party Recitals
"Seller Group"                                                   9.3(a)
"Seller Indemnified Persons"                                     7.2(b)

DEFINED TERM                                                   SECTION
-----------------------------------------                    --------------

"Seller Parent's Affiliated Group"                               2.12(a)
"Seller Plans"                                                   9.1(b)
"Shares"                                                         1.1
"Straddle Periods"                                               9.3(c)
"Tax Returns"                                                    2.12(b)
"Taxes"                                                          2.12(f)
"Technology"                                                     2.16(a)
"Third-Party Claim"                                              7.2(d)
"U.S. Employees"                                                 9.1(a)